
                                                                    EXHIBIT 10.9

                                 LEASE AGREEMENT

                        MPT WEST HOUSTON HOSPITAL, L.P.,
                         a Delaware limited partnership

                                     Lessor

                                       AND

                                  STEALTH, L.P.
                         a Delaware limited partnership

                                     Lessee

                              WEST HOUSTON GP, L.P.
                        WEST HOUSTON JOINT VENTURES, INC.

                                   Guarantors

            Property: General Acute Care Hospital Facility
                      Houston, Harris County, Texas

                                  June 17, 2004

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                                Table of Contents

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LEASE AGREEMENT.............................................................................................            i
LEASE.......................................................................................................            1
ARTICLE I          LEASED PROPERTY; TERM....................................................................            1
ARTICLE II         DEFINITIONS..............................................................................            2
ARTICLE III        RENT.....................................................................................           10
         3.1       Base Rent; Rent During the Construction Period...........................................           10
         3.2       Additional Charges.......................................................................           11
         3.3       Absolute Triple Net Lease................................................................           11
         3.4       Lease Deposit............................................................................           11
ARTICLE IV         IMPOSITIONS..............................................................................           11
         4.1       Payment of Impositions...................................................................           11
         4.2       Adjustment of Impositions................................................................           12
         4.3       Utility Charges..........................................................................           12
         4.4       Insurance Premiums.......................................................................           12
ARTICLE V          NO TERMINATION...........................................................................           12
ARTICLE VI         OWNERSHIP OF LAND, GROUND LEASED LAND AND PERSONAL PROPERTY..............................           13
         6.1       Ownership of the Leased Property.........................................................           13
         6.2       Lessee's Personal Property...............................................................           13
ARTICLE VII        CONDITION AND USE OF LEASED PROPERTY.....................................................           13
         7.1       Condition of the Leased Property.........................................................           13
         7.2       Use of the Leased Property...............................................................           14
         7.3       Lessor to Grant Easements................................................................           14
ARTICLE VIII       LEGAL AND INSURANCE REQUIREMENTS.........................................................           15
         8.1       Compliance with Legal and Insurance Requirements.........................................           15
         8.2       Legal Requirement Covenants..............................................................           15
         8.3       Hazardous Materials......................................................................           15
         8.4       Healthcare Regulatory Matters............................................................           16
ARTICLE IX         REPAIRS; RESTRICTIONS....................................................................           16
         9.1       Maintenance and Repair...................................................................           16
         9.2       Encroachments; Restrictions..............................................................           18
ARTICLE X          CAPITAL ADDITIONS........................................................................           18
         10.1      Construction of Capital Additions to the Leased Property.................................           18
         10.2      Capital Additions Financed by Lessee.....................................................           19
         10.3      Capital Additions Financed by Lessor.....................................................           19
         10.4      Remodeling and Non-Capital Additions.....................................................           21
         10.5      Salvage..................................................................................           21
ARTICLE XI         LIENS....................................................................................           21
ARTICLE XII        PERMITTED CONTESTS.......................................................................           22
ARTICLE XIII       INSURANCE................................................................................           22
         13.1      General Insurance Requirements...........................................................           22

                                       i

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                                   (continued)

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         13.2      Insurance Risk Coverages.................................................................           23
         13.3      Additional Insurance.....................................................................           24
         13.4      Waiver of Subrogation....................................................................           25
         13.5      Form of Insurance........................................................................           25
         13.6      Increase in Limits.......................................................................           25
         13.7      Blanket Policy...........................................................................           25
         13.8      No Separate Insurance....................................................................           26
ARTICLE XIV        FIRE AND CASUALTY........................................................................           26
         14.1      Insurance Proceeds.......................................................................           26
         14.2      Reconstruction in the Event of Damage or Destruction Covered by Insurance................           26
         14.3      Reconstruction in the Event of Damage or Destruction Not Covered by Insurance............           27
         14.4      Lessee's Personal Property...............................................................           27
         14.5      Restoration of Lessee's Property.........................................................           27
         14.6      No Abatement of Rent.....................................................................           27
         14.7      Damage Near End of Term..................................................................           27
         14.8      Termination of Right to Purchase.........................................................           28
         14.9      Waiver...................................................................................           28
ARTICLE XV         CONDEMNATION.............................................................................           28
         15.1      Definitions..............................................................................           28
         15.2      Parties' Rights and Obligations..........................................................           28
         15.3      Total Taking.............................................................................           28
         15.4      Partial Taking...........................................................................           28
         15.5      Restoration..............................................................................           28
         15.6      Award Distribution.......................................................................           28
         15.7      Temporary Taking.........................................................................           29
ARTICLE XVI        DEFAULT..................................................................................           29
         16.1      Events of Default........................................................................           29
         16.2      Events of Default in Financial Covenants.................................................           32
         16.3      Additional Expenses......................................................................           33
         16.4      Waiver...................................................................................           34
         16.5      Application of Funds.....................................................................           34
         16.6      Notices by Lessor........................................................................           34
         16.7      Lessor's Contractual Security Interest...................................................           34
         16.8      Pledge of Partnership Interest...........................................................           35
ARTICLE XVII       LESSOR'S RIGHT TO CURE...................................................................           35
ARTICLE XVIII      PURCHASE OF THE LEASED PROPERTY..........................................................           35
ARTICLE XIX        HOLDING OVER.............................................................................           36
ARTICLE XX         SUBSTITUTION OF PROPERTY.................................................................           36
         20.1      Substitution of Property for the Leased Property.........................................           36
         20.2      Conditions to Substitution...............................................................           38

                                       ii

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         20.3      Conveyance to Lessee.....................................................................           39
         20.4      Expenses.................................................................................           39
ARTICLE XXI        RISK OF LOSS.............................................................................           40
ARTICLE XXII       INDEMNIFICATION..........................................................................           40
ARTICLE XXIII      SUBLETTING AND ASSIGNMENT................................................................           40
         23.1      Subletting and Assignment................................................................           40
         23.2      Attornment...............................................................................           41
         23.3      Sublease Limitation......................................................................           41
ARTICLE XXIV       OFFICER'S CERTIFICATES AND FINANCIAL STATEMENTS..........................................           42
ARTICLE XXV        INSPECTION...............................................................................           43
ARTICLE XXVI       NO WAIVER................................................................................           43
ARTICLE XXVII      REMEDIES CUMULATIVE......................................................................           43
ARTICLE XXVIII     SURRENDER................................................................................           43
ARTICLE XXIX       NO MERGER OF TITLE.......................................................................           43
ARTICLE XXX        TRANSFERS BY LESSOR......................................................................           44
ARTICLE XXXI       QUIET ENJOYMENT..........................................................................           44
ARTICLE XXXII      NOTICES..................................................................................           44
ARTICLE XXXIII     APPRAISAL................................................................................           45
ARTICLE XXXIV      PURCHASE RIGHTS..........................................................................           46
         34.1      Lessee's Option to Purchase at the Expiration of the Lease Term..........................           46
         34.2      Lessor's Option to Purchase Lessee's Personal Property...................................           46
         34.3      Lessee's Option to Purchase During the Lease Term........................................           47
         34.4      Lessee's Right of First Offer............................................................           47
         34.5      Lessee's Fee on Refinancing..............................................................           47
ARTICLE XXXV       DEFAULT BY LESSOR........................................................................           47
         35.1      Default by Lessor........................................................................           47
         35.2      Default by Lessor Under Development Agreement............................................           48
         35.3      Lessee's Right to Cure...................................................................           48
ARTICLE XXXVI      ARBITRATION..............................................................................           48
ARTICLE XXXVII     FINANCING OF THE LEASED PROPERTY.........................................................           48
         37.1      Financing by Lessor......................................................................           48
ARTICLE XXXVIII    SUBORDINATION AND NON-DISTURBANCE........................................................           49
ARTICLE XXXIX      MISCELLANEOUS............................................................................           49
         39.1      General..................................................................................           49
         39.2      Transfer of Licenses.....................................................................           50
         39.3      Lessor's Expenses........................................................................           50
         39.4      Entire Agreement; Modifications..........................................................           50
         39.5      Guaranty.................................................................................           50
         39.6      Lessor's Right to Sell...................................................................           50
         39.7      Future Financing.........................................................................           50
         39.8      Refinancing of Facility..................................................................           51
         39.9      Subordination of Lessee and Guarantors...................................................           51

                                      iii

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                                   (continued)

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         39.10     Letter of Credit.........................................................................           51
         39.11     Additional Letter of Credit..............................................................           51
         39.12     Purchase of Additional Real Estate; Right of First Offer and Option to Purchase
                   Additional Real Estate...................................................................           51
         39.13     Change in Ownership/Control..............................................................           52
         39.14     Lessor Securities Offering and Filings...................................................           52
         39.15     Lessee Approval Rights...................................................................           53
         39.16     Purchase of Ground Leased Land...........................................................           53
         39.17     Relocation of Parking Areas..............................................................           53
         39.18     Nondisturbance of Sublessees or Subtenants by Lessor.....................................           54
         39.19     Restrictive Use Covenants................................................................           54
         39.20     Texas Deceptive Trade Practices-Consumer Protection Act..................................           54
         39.21     Counterparts.............................................................................           54
ARTICLE XL         MEMORANDUM OF LEASE......................................................................           54

                                      LEASE

      THIS LEASE (this "Lease") is dated as of the 17th day of June, 2004, and is between MPT WEST HOUSTON HOSPITAL, L.P., a Delaware limited partnership ("Lessor"), having its principal office at 1000 Urban Center Drive, Suite 501, Birmingham, Alabama 35242, and STEALTH, L.P., a Delaware limited partnership ("Lessee"), having its principal office at 908 Town & Country Blvd., Suite 120, Houston, Texas 77024.

                              W I T N E S S E T H:

      WHEREAS, Lessor is the owner of an undivided 45.27% fee simple interest in that certain real property located in Houston, Harris County, Texas, which real property is more particularly described on EXHIBIT A attached hereto (the "45.27% interest in the Land"), and is the owner of a fee simple interest in approximately 16.5 acres of certain real property ("Additional Real Estate") located in Houston, Harris County, Texas, which real property is more particularly described on EXHIBIT B attached hereto;

      WHEREAS, Lessee entered into that certain Ground Lease [Hospital] dated effective as of the 29th day of April, 2004 (the "Ground Lease"), with Medistar Westside Houston Medical Center, Ltd. ("Ground Lessor") and Medistar Corporation, whereby the Ground Lessor leased to the Lessee its 54.73% undivided fee simple interest in the Land (the "Ground Leased Land") (the 45.27% interest in the Land, the Additional Real Estate and the Ground Leased Land being referred to herein collectively as the "Land");

      WHEREAS, the parties to the Ground Lease executed a Memorandum of Lease [Hospital] which was recorded as Instrument No. X707949 on June 21, 2004, in the Office of the Deed of Records of Harris County, Texas;

      WHEREAS, approximately 1.9701 acres (as described on EXHIBIT C attached hereto) (the "Parking Tract") of the Additional Real Estate will be used for parking in connection with the operation of the Facility (as defined herein);

      WHEREAS, simultaneously herewith, Lessee has assigned to the Lessor all of its rights, title and interest under the Ground Lease, including, without limitation, the purchase option as set forth in the Ground Lease; and

      WHEREAS, the parties desire to enter into this Lease on the terms and conditions hereafter provided.

                                   ARTICLE I

                              LEASED PROPERTY; TERM

      The Lessor and the Lessee acknowledge and agree that this Lease is subject to all of the terms, conditions, provisions, limitations and obligations contained in the Ground Lease (including, without limitation, the rental obligations and the options to purchase) and Lessee accepts, assumes and agrees to perform and observe all of such terms, conditions, provisions, limitations and obligations contained therein and to be performed on the part of the Lessor as lessee therein, except as expressly modified and limited herein. In the event of termination of the Ground Lease, by lapse of time or for any other reason, prior to the cancellation or termination of this Lease, this Lease shall automatically terminate on the effective date of the termination of the Ground Lease, unless said termination shall have been caused by any act or omission of the Lessee, in which event Lessee shall remain liable to the Lessor in accordance with the terms hereof; therefore

      Upon and subject to the terms and conditions set forth above and as hereinafter set forth, Lessor leases to Lessee and Lessee rents from Lessor all of Lessor's rights and interest in and to the following property (collectively, the "Leased Property"):

            (a)   the Land;

            (b) the one hundred five (105) bed, 121,884 gross square feet general acute care hospital facility (the "Facility") (including an approximate seven thousand six hundred sixty-six (7,666) square foot connector to the medical office building to be constructed on land adjacent to the Land), to be constructed on the Land as provided in that certain Development Agreement dated of even date herewith (the "Development Agreement") by and among GP Medical Ventures, LLC, a Tennessee limited liability company, and Lessor, all Fixtures (as hereinafter defined) and other improvements of every kind including, but not limited to, alleyways and connecting tunnels, sidewalks, utility pipes, conduits and lines (on-site and off-site), parking areas and roadways appurtenant to such buildings and structures presently or hereafter situated upon the Land and related to the Building, and Capital Additions (hereinafter defined) financed by Lessor (collectively, the "Leased Improvements");

            (c) all easements, rights and appurtenances relating to the Land and the Leased Improvements; and;

            (d) all permanently affixed equipment, machinery, fixtures, and other items of real and/or personal property, including all components thereof, now and hereafter located in, on or used in connection with, and permanently affixed to or incorporated into the Leased Improvements, including, without limitation, all furnaces, boilers, heaters, electrical equipment, heating, plumbing, lighting, ventilating, refrigerating, incineration, air and water pollution control, waste disposal, air-cooling and air-conditioning systems and apparatus, sprinkler systems and fire and theft protection equipment, and built-in oxygen and vacuum systems, all of which, to the greatest extent permitted by law, are hereby deemed by the parties hereto to constitute real estate, together with all replacements, modifications, alterations and additions thereto, but specifically excluding all items included within the category of Lessee's Personal Property as defined in Article II below (collectively the "Fixtures").

SUBJECT, HOWEVER, to the matters set forth on EXHIBIT D attached hereto (the "Permitted Exceptions"); Lessee shall have and hold the Leased Property for (a) a fixed term (the "Fixed Term") commencing on the date hereof (the "Commencement Date") and ending at midnight on the last day of the one hundred and eightieth (180th) month period following the Completion Date. Notwithstanding anything contained herein to the contrary, in the event the certificate of occupancy is not issued within sixty (60) days from the date of the Completion of the construction of the Facility, Lessor shall have the option to terminate this Lease after prior written notice to the Lessee.

      So long as Lessee is not in default under any of the terms and conditions of this Lease, or under any of the terms and conditions of the Other Lease (as hereinafter defined), Lessee shall have the option to extend the Fixed Term of this Lease on the same terms and conditions set forth herein for three (3) additional periods of five (5) years each (each an "Extension Term"). Lessee may exercise each such option by giving written notice to the Lessor at least three hundred sixty five (365) days prior to the expiration of the Fixed Term or Extension Term, as applicable (the "Extension Notice"). If during the period following the delivery of the Extension Notice to Lessor, Lessee shall fail to comply with all of the terms and provisions of this Lease, or a default or breach shall occur in this Lease or under the Other Lease, Lessee shall be deemed to have forfeited all Extension Options.

                                   ARTICLE II

                                   DEFINITIONS

      For all purposes of this Lease, except as otherwise expressly provided or unless the context otherwise requires, (a) the terms defined in this Article have the meanings assigned to them in this Article and include the plural as well as the singular, (b) all accounting terms not otherwise defined herein have the meanings assigned to them in accordance with generally accepted accounting principles as at the time applicable, (c) all references in this Lease to designated "Articles", "Sections" and other subdivisions are to the designated Articles, Sections and other subdivisions of this Lease, and (d) the words "herein", "hereof" and "hereunder" and other words of similar import refer to this Lease as a whole and not to any particular Article, Section or other subdivision:

      Added Value Additional: As defined Section 10.2.

      Additional Charges: As defined in Section 3.2.

      Additional Real Estate: As defined in the Preamble.

      Affiliate: When used with respect to any corporation, limited liability company, or partnership, the term "Affiliate" shall mean any person, corporation, limited liability company, partnership or other legal entity, which, directly or indirectly, controls or is controlled by or is under common control with such corporation, limited liability company, or partnership. For the purposes of this definition, "control" (including the correlative meanings of the terms "controlled by" and "under common control with"), as used with respect to any person, corporation, limited liability company, partnership or other legal entity, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person, corporation, limited liability company, partnership or other legal entity, through the ownership of voting securities, partnership interests or other equity interests.

      Assets: As defined in Section 2.1(a)(i) of the Purchase Agreement.

      Award: As defined in Section 15.1.

      Base Rent: As defined in Section 3.1(b).

      Building: The general acute care hospital facility to be constructed in accordance with the Development Agreement.

      Business: The lease and operation of the Facility and the MOB Facility and the engagement in and pursuit and conduct of any business ventures or activities related thereto.

      Business Day: Each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which money centers in the City of New York, New York are authorized, or obligated, by law or executive order, to close.

      Capital Additions: One or more new buildings or one or more additional structures annexed to any portion of any of the Leased Improvements, which are constructed on any parcel or portion of the Land during the Term, including the construction of a new wing or new story.

      Capital Addition Cost: The cost of any Capital Additions proposed to be made by Lessee whether or not paid for by Lessee or Lessor. Such cost shall include (a) the cost of construction of the Capital Additions, including site preparation and improvement, materials, labor, supervision and certain related design, engineering and architectural services, the cost of any fixtures, the cost of construction financing and miscellaneous costs approved by Lessor, (b) if agreed to by Lessor in writing in advance, the cost of any land contiguous to the Leased Property purchased for the purpose of placing thereon the Capital Additions or any portion thereof or for providing means of access thereto, or parking facilities therefor, including the cost of surveying the same, (c) the cost of insurance, real estate taxes, water and sewage charges and other carrying charges for such Capital Additions during construction, (d) the cost of title insurance, (e) reasonable fees and expenses of legal counsel, (f) filing, registration and recording taxes and fees, (g) documentary stamp taxes, if any, and (h) all reasonable costs and expenses of Lessor and any Lending Institution which has committed to finance the Capital Additions, including, but not limited to, (i) the reasonable fees and expenses of their respective legal counsel, (ii) all printing expenses, (iii) the amount of any filing, registration and recording taxes and fees, (iv) documentary stamp taxes, if any, (v) title insurance charges, appraisal fees, if any, (vi) rating agency fees, if any, and
(vii) commitment fees, if any, charged by any Lending Institution advancing or offering to advance any portion of the financing for such Capital Additions.

      Capital Improvement Reserve: As defined in Section 9.1(e).

      Cash Adjustment: As defined in Section 20.1(g).

      Code: The Internal Revenue Code of 1986, as amended.

      Commencement Date: The date on which this Lease is fully executed by Lessor and Lessee.

      Completion: The terms "complete construction" and "completion of construction" means the Project Architect (as defined in the Development Agreement) shall have certified to Lessor that, except for typical punch list items, the construction of the Facility has been completed in accordance with the plans and specifications as approved pursuant to the Development Agreement.

      Completion Date: The earlier to occur of (i) the date on which the Lessee obtains its Medicare billing number, or (ii) sixty (60) days from the date of the issuance of a certificate of occupancy for the Building by the appropriate Governmental Authority; provided, however, in the event the certificate of occupancy is not issued within sixty (60) days from the date of the completion of the construction of the Facility, Lessor shall have the option to terminate this Lease after prior written notice to the Lessee.

      Condemnation, Condemnor: As defined in Section 15.1.

      Consolidated Net Worth: At any time, the sum of the following for Guarantors or Lessee and their respective consolidated subsidiaries on a consolidated basis determined in accordance with generally accepted accounting principles.

            (a) the amount of capital or stated capital (after deducting the cost of any treasury shares), plus

            (b) the amount of capital surplus and retained earnings (or, in the case of a capital surplus or retained earnings deficit, minus the amount of such deficit), minus

            (c) the sum of the following (without duplication of deductions in respect of items already deducted in arriving at surplus and retained earnings): (i) unamortized debt discount and expense and (ii) any write-up in book value of assets resulting from a revaluation thereof pursuant to generally accepted accounting principles subsequent to the most recent Statements of Cash Flow prior to the date thereof, except any net write-up in value of foreign currency in accordance with generally accepted accounting principles; any write-up resulting from reversal of a reserve for bad debts or depreciation; and any write-up resulting from a change in methods of accounting for inventory.

      Construction Period: That period of time commencing on the date on which the first advancement of funds are disbursed under the Development Agreement and ending on the Completion Date.

      Construction Period Rent: As defined in Section 3.1(a).

      Credit Enhancements: All security deposits, security interests, letters of credit, pledges, guaranties, prepaid rent or other sums, deposits or interests held by Lessee, if any, with respect to the Leased Property, the Tenant Leases or the Tenants.

      Date of Taking: As defined in Section 15.1.

      Debt Service Payments: The periodic required payments made by Lessee to discharge its Total Indebtedness.

      Declarations: The Declaration of Covenants, Restrictions and Reciprocal Easements [Hospital and MOB] and the Additional Declaration of Covenants and Restrictions [MOB] to be recorded pursuant to Section 39.19 hereof, substantially in the form attached hereto as EXHIBIT E.

      Developer: GP Medical Ventures, LLC, a Tennessee limited liability company.

      Developer Letter Agreement: That certain Developer Letter Agreement dated April 28, 2004, between Lessee, Medistar Corporation and Ground Lessor.

      Development Agreement: That certain Development Agreement between Developer and Lessor, dated of even date herewith.

      Direct Competitor of Lessee: Any entity or Affiliate (in which such entity owns 50% or more of the ownership interests in such Affiliate) then operating a general acute care hospital facility within a five (5) mile radius of the Leased Property.

      EBITDAR: Earnings before deduction of interest, taxes, depreciation, amortization and rent and determined in accordance with GAAP.

      Encumbrances: As defined in Article XXXVII.

      Event of Default: As defined in Section 16.1.

      Extension Notice: As defined in Article I.

      Extension Term: As defined in Article I.

      Facility: The general acute care hospital facility and all improvements in connection therewith to be constructed on the Ground Leased Land.

      Facility Mortgage: As defined in Section 13.1.

      Facility Mortgagee: As defined in Section 13.1.

      Facility Year: The calendar year, with the first Facility Year being the calendar year commencing on January 1, 2007, and ending on December 31, 2007.

      Fair Market Value: Unless otherwise expressly defined in this Lease, the Fair Market Value of the Leased Property or any Substitute Property, including all Capital Additions, (a) and shall be determined in accordance with the appraisal procedures set forth in Article XXXIII or in such other manner as shall be mutually acceptable to Lessor and Lessee, (b) and shall not take into account any reduction in value resulting from any indebtedness to which the Leased Property or such Substitute Property is subject and which encumbrance Lessee or Lessor is otherwise required to remove pursuant to any provision of this Lease or agrees to remove at or prior to the closing of the transaction as to which such Fair Market Value determination is being made. The positive or negative effect on the value of the Leased Property or Substitute Property attributable to the interest rate, amortization schedule, maturity date, prepayment penalty and other terms and conditions of any Encumbrance on the Leased Property or any Substitute Property, as the case may be, which is not so required or agreed to be removed shall be taken into account in determining such Fair Market Value. Notwithstanding anything contained herein to the contrary, any appraisal of the Leased Property shall be without regard to the termination of this Lease and shall assume the Lease is in place for a term of fifteen (15) years, and based solely on the rents and other revenues generated and to be generated pursuant to this Lease without any regard to the Lessee's operations.

      Fair Market Added Value: The Fair Market Value of the Leased Property (including all Capital Additions) less the Fair Market Value of the Leased Property determined as if no Capital Additions paid for by Lessee had been constructed.

      Fair Market Value Purchase Price: The Fair Market Value of the Leased Property less the Fair Market Added Value.

      Fiscal Quarter: Each consecutive three (3) month period during a Facility Year with the first Fiscal Quarter being the first three (3) months of each Facility Year.

      Fiscal Year: The fiscal year for this Lease shall be the twelve (12) month period from January 1 to December 31.

      Fixed Term: As defined in Article I.

      Fixtures: As defined in Article I.

      GAAP: Generally accepted accounting principles, consistently applied.

      Ground Lease: As defined in Article I.

      Ground Lease Rent Payments: As defined in Article III

      Ground Leased Land: The land leased under the Ground Lease.

      Ground Lessee: As defined in Article I.

      Ground Lessor: Medistar Westside Houston Medical Center, Ltd., a Texas limited partnership.

      Guarantors: Jointly and severally, whether one or more, West Houston GP, L.P. and West Houston Joint Ventures, Inc.

      Guaranty: That certain Lease Guaranty to be effective the Commencement Date executed and delivered by Guarantors to Lessor, pursuant to the terms of which Guarantors have unconditionally and irrevocably guaranteed the full, faithful and complete performance of each of Lessee's obligations under this Lease and any other of the obligations of Lessee, any Guarantor or any Affiliate of Lessee or any Guarantor to Lessor.

      Hazardous Materials: Any substance, including without limitation, asbestos or any substance containing asbestos and deemed hazardous under any Hazardous Materials Law, the group of organic compounds known as polychlorinated biphenyls, flammable explosives, radioactive materials, infectious wastes, biomedical and medical wastes, chemicals known to cause cancer or reproductive toxicity, pollutants, effluents, contaminants, emissions or related materials and any items included in the definition of hazardous or toxic wastes, materials or substances under any Hazardous Materials Law.

      Hazardous Materials Laws: All local, state and federal laws relating to environmental conditions and industrial hygiene, including, without limitation, the Resource Conservation and Recovery Act of 1976 ("RCRA"), the Comprehensive Environmental Response, Compensation and Liability Act of 1980 ("CERCLA"), as amended by the Superfund Amendments and Reauthorization Act of 1986 ("SARA"), the Hazardous Materials Transportation Act, the Federal Water Pollution Control Act, the Clean Air Act, the Clean Water Act, the Toxic Substances Control Act, the Safe Drinking Water Act, and all similar federal, state and local environmental statutes, ordinances and the regulations, orders, or decrees now or hereafter promulgated thereunder.

      Impositions: Collectively, all taxes (including, without limitation, all capital stock and franchise taxes of Lessor, all ad valorem, sales and use, single business, gross receipts, transaction privilege, rent or similar taxes), assessments (including, without limitation, all assessments, charges and costs imposed under the Permitted Exceptions, all assessments for public improvements or benefits, whether or not commenced or completed prior to the date hereof and whether or not to be completed within the Term), ground rents, water, sewer or other rents and charges, excises, tax levies, fees (including, without limitation, license, permit, inspection, authorization and similar fees), and all other governmental charges, in each case whether general or special, ordinary or extraordinary, or foreseen or unforeseen, of every character in respect of the Leased Property and/or the Rent (including all interest and penalties thereon due to any failure in payment by Lessee), which at any time prior to, during or in respect of the

Term hereof may be assessed or imposed on or in respect of or be a lien upon (a) Lessor or Lessor's interest in the Leased Property, (b) the Leased Property or any part thereof or any rent therefrom or any estate, right, title or interest therein, or (c) any occupancy, operation, use or possession of, sales from, or activity conducted on, or in connection with, the Leased Property or the leasing or use of the Leased Property or any part thereof; provided, however, nothing contained in this Lease shall be construed to require Lessee to pay (1) any tax based on net income (whether denominated as a franchise or capital stock, financial institutions or other tax) imposed on Lessor, or (2) any transfer or net revenue tax of Lessor, or (3) any tax imposed with respect to the sale, exchange or other disposition by Lessor of any portion of the Leased Property or the proceeds thereof, or (4) except as expressly provided elsewhere in this Lease, any principal or interest on any Encumbrance on the Leased Property, except to the extent that any tax, assessment, tax levy or charge which Lessee is obligated to pay pursuant to the first sentence of this definition and which is in effect at any time during the Term hereof is totally or partially repealed, and a tax, assessment, tax levy or charge set forth in clause (1) or
(2) is levied, assessed or imposed expressly in lieu thereof, in which case Lessee shall pay.

      Insurance Requirements. All terms of any insurance policy required by this Lease and all requirements of the issuer of any such policy, and any such additional insurance which the Lessor may reasonably require.

      Land: As defined in Article I.

      Lease: As defined in the Preamble.

      Lease Deposit: As defined in Section 3.4.

      Lease Assignment: That certain Assignment of Rents and Leases dated on or about the Commencement Date executed by Lessee to Lessor, pursuant to the terms of which Lessee has assigned to Lessor each of the Tenant Leases and Credit Enhancements, if any, as security for the obligations of Lessee under this Lease, the obligations of Guarantors under the Guaranty, and any other obligations to Lessor of Lessee, any Guarantor or any Affiliate of Lessee or any Guarantor to Lessor.

      Lease Year: A twelve (12) month period commencing on the Commencement Date or on each anniversary date thereof, as the case may be.

      Leased Improvements; Leased Property: Each as defined in Article I.

      Legal Requirements: All federal, state, county, municipal and other governmental statutes, laws, rules, orders, regulations, ordinances, judgments, decrees and injunctions affecting the Lessee's operation of its business on the Leased Property, along with the Leased Property or the construction, use or alteration thereof (including, without limitation, the Americans With Disabilities Act and Section 504 of the Rehabilitation Act of 1973) whether now or hereafter enacted and in force, including any which may (a) require repairs, modifications, or alterations in or to the Leased Property, or (b) in any way adversely affect the use and enjoyment thereof, and all permits, licenses, authorizations and regulations relating thereto, and all covenants, agreements, restrictions and encumbrances contained in any instruments, either of record or known to Lessee (other than encumbrances created by Lessor without the consent of Lessee), at any time in force affecting the Leased Property.

      Lending Institution: Any insurance company, federally insured commercial or savings bank, national banking association, savings and loan association, employees' welfare, pension or retirement fund or system, corporate profit-sharing or pension trust, college or university, or real estate investment trust, including any corporation qualified to be treated for federal tax purposes as a real estate investment trust, having a net worth of at least $50,000,000.

      Lessee: Stealth, L.P., a Delaware limited partnership, and its successors and permitted assigns.

      Lessee's Personal Property: All machinery, equipment, furniture, furnishings, movable walls or partitions, computers, trade fixtures or other personal property, and consumable inventory and supplies, used or useful in

Lessee's business on the Leased Property for which the Lessee has paid for out of its own funds, including without limitation, all items of furniture, furnishings, equipment, supplies and inventory, and Lessee's operating licenses but excluding Lessee's accounts receivables and any items included within the definition of Fixtures.

      Lessor: MPT West Houston Hospital, L.P., a Delaware limited partnership, and its successors and assigns.

      Management Agreement: Any contracts and agreements for the management of any part of the Leased Property, including, without limitation, the real estate and the Leased Improvements and the operations of the Facility.

      Management Company: Any person, firm, corporation or other entity or individual who or which will manage any part of the Leased Property pursuant to a Management Agreement.

      Material Adverse Effect: Any changes, event(s), occurrence(s) or effect(s), whether direct or indirect, that, both before and after giving effect to the transactions contemplated by this Lease, could, individually or in the aggregate, reasonably be expected to have a material adverse effect on (i) Lessee's business, properties, results of operations, assets, revenue, income, condition (financial or otherwise) or ability to timely satisfy its obligations or liabilities (whether absolute or contingent), (ii) the Assets, or (iii) the conduct of the Business or Lessee's ability to perform its obligations under, and/or consummate the transactions contemplated by, this Lease within the time periods specified herein.

      MOB Facility: The medical office building facility and all improvements in connection therewith to be constructed on the MOB Land.

      MOB Land: The adjacent real estate on which a medical office building will be located.

      MPT: Medical Properties Trust, Inc. and its operating partnership, MPT Operating Partnership, L.P.

      Net Revenue: The net revenues of the Lessee as determined in accordance with GAAP for each Fiscal Quarter.

      Non-Capital Addition: As defined in Section 10.4.

      Officer's Certificate: A certificate of Lessee signed by the Chairman of the Board of Directors, the President, any Vice President or the Treasurer of Lessee or another officer authorized to so sign by the Board of Directors or other governing body of Lessee, or any other person whose power and authority to act has been authorized by delegation in writing by any of the persons holding the foregoing offices.

      Other Lease: The Lease Agreement entered into between MPT West Houston MOB, L.P. and Lessee whereby the MOB Facility is leased to the Lessee.

      Overdue Rate: On any date, a rate per annum equal to the highest rate allowed by the laws of the State of Alabama.

      Payment Date: Any due date for the payment of the installments of Base Rent or any other sums payable under this Lease.

      Permitted Exceptions: As defined in Article I.

      Pledge Agreement: As defined in Section 16.8.

      Primary Intended Use: As defined in Section 7.2(b).

      Prime Rate: The annual rate announced by Citibank in New York, New York, to be the prime rate for 90-day unsecured loans to its United States corporate borrowers of the highest credit standing, as in effect from time to time.

      Purchase Agreement: The Formation and Contribution Agreement dated of even date herewith, among MPT Operating Partnership, L.P., Lessee, Lessor, GP Medical Ventures, LLC and MPT West Houston MOB, L.P., relating to the acquisition of the Leased Property and the leasing of such property by Lessor to Lessee.

      Rent: Collectively, the Base Rent, the Construction Period Rent and the Additional Charges.

      Statements of Cash Flow: For any fiscal year or other accounting period for Guarantors or Lessee and their respective consolidated subsidiaries, statements of earnings and retained earnings and of changes in financial position for such period and for the period from the beginning of the respective Fiscal Year to the end of such period and the related balance sheet as at the end of such period, together with the notes thereto, all in reasonable detail and setting forth in comparative form the corresponding figures for the corresponding period in the preceding fiscal year, and prepared in accordance with generally accepted accounting principles.

      Security Agreement: That certain Security Agreement to be dated on or about the Commencement Date executed by Lessee to Lessor, pursuant to the terms of which Lessee has granted to Lessor a first lien and security interest in all of Lessee's rights under this Lease and in and to certain of Lessee's Personal Property.

      Substitution Date: As defined in Section 20.1.

      Substitute Properties: As defined in Section 20.1(a).

      Taking: A taking or voluntary conveyance during the Term hereof of all or part of the Leased Property, or any interest therein or right accruing thereto or use thereof, as the result of, or in settlement of, any Condemnation or other eminent domain proceeding affecting the Leased Property whether or not the same shall have actually been commenced.

      Tenant: The lessees or tenants under the Tenant Leases, if any.

      Tenant Improvements: The interior partitions, finishes and other tenant improvement work in and for each suite of space in the Building leased to a Tenant as required under the Tenant Leases.

      Tenant Leases: All leases, subleases and other rental agreements (written or verbal, now or hereafter in effect), if any, that grant a possessory interest in and to any space in the Leased Property, or that otherwise have rights with regard to the Leased Property, and all Credit Enhancements, if any, held in connection therewith.

      Term: The actual duration of this Lease, including the Fixed Term and the Extension Terms (if exercised by the Lessee) and taking into account any termination.

      Total Development Costs: The total development costs for the development of the Leased Improvements to be constructed on the Land as set forth in the Development Agreement (including, without limitation, the (i) costs and expenses to purchase the Land, (ii) rent payments due and payable under the Developer Letter Agreement and the Ground Lease, (iii) purchase option funds necessary to exercise the option to purchase the Land under the Ground Lease, (iv) all amounts advanced pursuant to the Development Agreement, (v) the purchase price, costs and expenses of Lessor to purchase the Additional Real Estate, (vi) all Construction Period Rent due and payable during the Construction Period which shall be deferred, capitalized and adjusted as set forth in Section 3.1(a) below, and (vii) all other costs agreed by the parties to be included in Total Development Costs).

      Total Indebtedness: All indebtedness which, in accordance with GAAP, will be included in determining total liabilities as shown on the liability side of a balance sheet, including any such indebtedness represented by obligations under a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP, but excluding any nonrecourse indebtedness and excluding any current liabilities.

      Unavoidable Delays: Delays due to strikes, lockouts, inability to procure materials, power failure, acts of God, governmental restrictions, enemy action, civil commotion, fire, unavoidable casualty or other causes beyond the control of the party responsible for performing an obligation hereunder, provided that lack of funds shall not be deemed a cause beyond the control of either party hereto unless such lack of funds is caused by the failure of the other party hereto.

      Unsuitable for Its Primary Intended Use: As used anywhere in this Lease, the term "Unsuitable for Its Primary Intended Use" shall mean that, by reason of damage or destruction, or a partial Taking by Condemnation, in the good faith judgment of Lessee, reasonably exercised, the Facility cannot be operated on a commercially practicable basis for its Primary Intended Use, taking into account, all relevant factors, and the effect of such damage or destruction or partial Taking.

                                   ARTICLE III

                                      RENT

      3.1 BASE RENT; RENT DURING THE CONSTRUCTION PERIOD. Lessee shall pay to Lessor without notice, demand, set off or counterclaim in advance, in lawful money of the United States of America, at Lessor's address set forth herein or at such other place or to such other person, firms or corporations as Lessor from time to time may designate in writing, Rent during the Term, as follows:

            (a) CONSTRUCTION PERIOD RENT: The rent to be paid by Lessee to Lessor with respect to the Construction Period (the "Construction Period Rent") shall be an amount equal to 10.75% per annum of the Total Development Costs accruing prior to the Completion Date (calculated without regard to Construction Period Rent). The Construction Period Rent will be deferred and added to Total Development Costs accruing prior to the Completion Date in determining Base Rent as of the Completion Date. The Construction Period Rent amount will be amortized and paid beginning with the Completion Date in equal monthly installments simultaneously with the monthly payments of Base Rent. As the amortized Construction Period Rent is paid, the Total Development Costs and Base Rent will be adjusted and reduced proportionately. The Construction Period Rent shall be paid by Lessee to Lessor on the first (1st) day of each month without notice, demand, set off or counterclaim.

            (b) BASE RENT: Subject to annual adjustments as expressly set forth herein, the base rent to be paid by Lessee to Lessor following the Construction Period (the "Base Rent") shall be equal to 10.75% per annum of the Total Development Costs (including the deferred Construction Period Rent as provided in Section 3.1(a) above), and shall be payable in advance in equal, consecutive monthly installments. Base Rent shall be payable on the first (1st) day of each calendar month of the Term, commencing on the first (1st) day of the month immediately following the Completion Date (prorated as to any partial month), subject to adjustment as provided in Sections 10.3(b)(iv), and 20.1 below; and

            (c)   ADJUSTMENT OF BASE RENT:

                  (i) Notwithstanding anything contained herein to the contrary, commencing on January 1, 2006, and on each January 1 thereafter during the term of this Lease, the Base Rent shall be increased by two and one-half percent (2.5%) per annum.

                  (ii) Lessee has certain rights to purchase the Additional Real Estate as set forth in Section 39.12 of this Lease. If and when Lessee purchases the Additional Real Estate or any part thereof, the Total Development Costs shall be decreased by an amount equal to the purchase price paid by Lessee for the purchase of the Additional Real Estate (to be pro rated for any partial purchases thereof made by Lessee as provided in Section 39.12 hereof). Base Rent thereafter shall be decreased in the same proportion that the purchase price paid by Lessee for the Additional Real Estate (or applicable portion thereof) bears to the Total Development Costs.

            (d) SCHEDULE OF TOTAL DEVELOPMENT COSTS AND RENT ADJUSTMENTS: At the end of the Construction Period, the Lessor shall, in its reasonable discretion, calculate the Total Development Costs, Construction Period Rent and Base Rent to be paid hereunder (the "Schedule"), and provide a copy of such Schedule to the Lessee, which Schedule will become a part of this Lease and incorporated herein by reference, but shall be substituted, amended and adjusted by Lessor from time to time in its reasonable discretion as the Total Development Costs, rent payments and rent adjustments are calculated during the Term as provided herein, and when delivered to the Lessee such substituted, amended and adjusted Schedule shall become a part of this Lease and incorporated herein by reference.

      3.2 ADDITIONAL CHARGES. In addition to the Base Rent and the Construction Period Rent (a) Lessee will also pay and discharge as and when due and payable all other amounts, liabilities, obligations and Impositions which Lessee assumes or agrees to pay under this Lease, and (b) in the event of any failure on the part of Lessee to pay any of those items referred to in clause
(a) above, Lessee will also promptly pay and discharge every fine, penalty, interest and cost which may be added for non-payment or late payment of such items (the items referred to in clauses (a) and (b) above being referred to herein collectively as the "Additional Charges"), and Lessor shall have all legal, equitable and contractual rights, powers and remedies provided in this Lease, by statute or otherwise, in the case of non-payment of the Additional Charges, as in the case of the Base Rent. If any installment of Base Rent, Construction Period Rent or Additional Charges (but only as to those Additional Charges which are payable directly to Lessor) shall not be paid within five (5) Business Days after its due date, Lessee will pay Lessor on demand, as Additional Charges, a late charge (to the extent permitted by law) computed at the Overdue Rate (or at the maximum rate permitted by law, whichever is less) on the amount of such installment, from the due date of such installment to the date of payment thereof. To the extent that Lessee pays any Additional Charges to Lessor pursuant to any requirement of this Lease, Lessee shall be relieved of its obligation to pay such Additional Charges to the entity to which they would otherwise be due.

      3.3 ABSOLUTE TRIPLE NET LEASE. The Rent shall be paid absolutely net to Lessor, so that this Lease shall yield to Lessor the full amount of the installments of Base Rent, Construction Period Rent and the payments of Additional Charges throughout the Term, all as more fully set forth in Article IV, but subject to any other provisions of this Lease which expressly provide for adjustment of Rent or other charges. Lessee further acknowledges and agrees that all charges, assessments or payments of any kind due and payable without notice, demand, set off or counterclaim under the Permitted Exceptions shall be paid by Lessee as they become due and payable.

      3.4 LEASE DEPOSIT. Lessor and Lessee hereby acknowledge and agree that in lieu of a cash security deposit, the Letter of Credit required under Section
39.10 of this Lease will serve as the Lease Deposit under this Lease.

      3.5 LEASE CONFIRMATION LETTER. Upon the completion of the construction of the Facility and the determination of the final Total Development Costs, Lessor and Lessee shall execute and deliver to each other a letter confirming the Completion Date and the final Total Development Costs.

                                   ARTICLE IV

                                   IMPOSITIONS

      4.1 PAYMENT OF IMPOSITIONS. Subject to Article XII relating to permitted contests, Lessee will pay, or cause to be paid, all Impositions before any fine, penalty, interest or cost may be added for non-payment, such payments to be made directly to the taxing authorities where feasible, and Lessee will promptly, upon request, furnish to Lessor copies of official receipts or other satisfactory proof evidencing such payments. Lessee's obligation to pay such Impositions shall be deemed absolutely fixed upon the date such Impositions become a lien upon the Leased Property or any part thereof. If any such Imposition may, at the option of the taxpayer, lawfully be paid in installments (whether or not interest shall accrue on the unpaid balance of such Imposition), Lessee may exercise the option to pay the same (and any accrued interest on the unpaid balance of such Imposition) in installments and, in such event, shall pay such installments during the Term hereof (subject to Lessee's right of contest pursuant to the provisions of Article XII) as the same respectively become due and before any fine, penalty, premium, further interest or cost may be added thereto. Lessor, at its expense, shall, to the extent permitted by applicable law, prepare and file all tax returns and reports as may be required by governmental authorities in respect of Lessor's net income, gross receipts, franchise taxes and taxes on its capital stock, and Lessee, at its expense, shall, to the extent permitted by applicable laws and regulations, prepare and file all other tax returns and reports in respect of any Imposition as may be required by governmental authorities. If any refund shall be due from any taxing authority in respect of any Imposition paid by Lessee, the same shall be paid over to or retained by Lessee if no Event of Default shall have occurred hereunder and be continuing. Any such funds retained by Lessor due to an Event of Default shall be applied as provided in Article XVI. Lessor and Lessee shall, upon request of the other, provide such data as is maintained by the party to whom the request is made with respect to the Leased Property as may be necessary to prepare any required returns and reports. In the event governmental authorities classify any property covered by this Lease as personal property, Lessee shall file all personal property tax returns in such jurisdictions where it may legally so file. Lessor, to the extent it possesses the same, and Lessee, to the extent it possesses the same, will provide the other party, upon request, with cost and depreciation records necessary for filing returns for any property so classified as personal property. Where Lessor is legally required to file personal property tax returns, Lessee will be provided with copies of assessment notices indicating a value in excess of the reported value in sufficient time for Lessee to file a protest. Lessee may, upon giving notice to Lessor, at Lessee's option and at Lessee's sole cost and expense, protest, appeal, or institute such other proceedings as Lessee may deem appropriate to effect a reduction of real estate or personal property assessments and Lessor, at Lessee's expense as aforesaid, shall fully cooperate with Lessee in such protest, appeal, or other action. Billings for reimbursement by Lessee to Lessor of personal property taxes shall be accompanied by copies of a bill therefor and payments thereof which identify the personal property with respect to which such payments are made.

      4.2 ADJUSTMENT OF IMPOSITIONS. Impositions imposed in respect of the tax-fiscal period during which the Term terminates shall be adjusted and prorated between Lessor and Lessee, whether or not such Imposition is imposed before or after such termination, and Lessee's obligation to pay its prorated share thereof shall survive such termination.

      4.3 UTILITY CHARGES. Lessee will contract for, in its own name, and will pay or cause to be paid all charges for electricity, power, gas, oil, water and other utilities used in the Leased Property during the Term.

      4.4 INSURANCE PREMIUMS. Lessee will contract for in its own name and will pay or cause to be paid all premiums for the insurance coverage required to be maintained pursuant to Article XIII during the Term.

                                   ARTICLE V

                                 NO TERMINATION

      The parties hereto understand, acknowledge and agree that this is an absolute triple net lease. Except as may be otherwise specified in this Lease, Lessee shall remain bound by this Lease in accordance with its terms and shall neither take any action without the consent of Lessor to modify, surrender or terminate the same, nor seek nor be entitled to any abatement, deduction, deferment or reduction of Rent, or set-off against the Rent, nor shall the respective obligations of Lessor and Lessee be otherwise affected by reason of
(a) any damage to, or destruction of, any Leased Property or any portion thereof from whatever cause or any Taking of the Leased Property or any portion thereof,
(b) the lawful or unlawful prohibition of, or restriction upon, Lessee's use of the Leased Property, or any portion thereof, or the interference with such use by any person, corporation, partnership or other entity, or by reason of eviction by paramount title; (c) any claim which Lessee has or might have against Lessor or by reason of any default or breach of any warranty by Lessor under this Lease or any other agreement between Lessor and Lessee, or to which Lessor and Lessee are parties,
(d) any bankruptcy, insolvency, reorganization, composition, readjustment, liquidation, dissolution, winding up or other proceedings affecting Lessor or any assignee or transferee of Lessor, or (e) for any other cause whether similar or dissimilar to any of the foregoing other than a discharge of Lessee from any such obligations as a matter of law. Lessee hereby specifically waives all rights, arising from any occurrence whatsoever, which may now or hereafter be conferred upon it by law to (i) modify, surrender or terminate this Lease or quit or surrender the Leased Property or any portion thereof, or (ii) entitle Lessee to any abatement, reduction, suspension or deferment of the Rent or other sums payable by Lessee hereunder, except as otherwise specifically provided in this Lease. The obligations of Lessor and Lessee hereunder shall be separate and independent covenants and agreements and the Rent and all other sums payable by Lessee hereunder shall continue to be payable in all events unless the obligations to pay the same shall be terminated pursuant to the express provisions of this Lease or by termination of this Lease other than by reason of an Event of Default.

                                   ARTICLE VI

           OWNERSHIP OF LAND, GROUND LEASED LAND AND PERSONAL PROPERTY

      6.1 OWNERSHIP OF THE LEASED PROPERTY. Lessee acknowledges that the Lessor owns a certain portion of the Land and has a ground leasehold interest in the Ground Leased Land pursuant to the Ground Lease, all as described above, and that Lessee has only the right to the possession and use of the Leased Property upon the terms and conditions of this Lease, subject to the terms, conditions and provisions of the Ground Lease. Lessee acknowledges and agrees that the Lessor has the option to purchase the Ground Leased Land pursuant to the Ground Lease.

      6.2 LESSEE'S PERSONAL PROPERTY. Lessee may (and shall as provided hereinbelow), at its expense, install, affix or assemble or place on any parcels of the Land or in any of the Leased Improvements, any items of Lessee's Personal Property, and Lessee may, subject to the conditions set forth below, remove the same upon the expiration or any prior termination of the Term. Lessee shall provide and maintain during the entire Term all such Lessee's Personal Property as shall be necessary in order to operate the Facility in compliance with all licensure and certification requirements, in compliance with all applicable Legal Requirements and Insurance Requirements and otherwise in accordance with customary practice in the industry for the Primary Intended Use. All of Lessee's Personal Property not removed by Lessee within thirty (30) days following the expiration or earlier termination of this Lease shall be considered abandoned by Lessee and may be appropriated, sold, destroyed or otherwise disposed of by Lessor without first giving notice thereof to Lessee, without any payment to Lessee and without any obligation to Lessee to account therefor. Lessee will, at its expense, restore the Leased Property at the expiration or earlier termination of this Lease to the condition required by Section 9.1(d), including repair of all damage to the Leased Property caused by the removal of Lessee's Personal Property, whether effected by Lessee or Lessor.

                                  ARTICLE VII

                      CONDITION AND USE OF LEASED PROPERTY

      7.1 CONDITION OF THE LEASED PROPERTY. Lessee acknowledges receipt and delivery of possession of the Leased Property and that Lessee has examined and otherwise has acquired knowledge of the condition of the Leased Property prior to the execution and delivery of this Lease and has found the same to be in good order and satisfactory for its purpose hereunder and under the Development Agreement. Lessee is leasing the Leased Property "as is" in its present condition and as shall be improved pursuant to the Development Agreement. Lessee waives any claim or action against Lessor in respect of the condition of the Leased Property. LESSOR MAKES NO WARRANTY OR REPRESENTATION, EXPRESS OR IMPLIED, IN RESPECT OF THE LEASED PROPERTY OR ANY PART THEREOF, EITHER AS TO ITS FITNESS FOR USE, SUITABILITY, DESIGN OR

CONDITION FOR ANY PARTICULAR USE OR PURPOSE OR OTHERWISE, AS TO QUALITY OF THE MATERIAL OR WORKMANSHIP THEREIN, LATENT OR PATENT, IT BEING AGREED THAT ALL SUCH RISKS ARE TO BE BORNE BY LESSEE.

      7.2   USE OF THE LEASED PROPERTY.

            (a) Lessee covenants that it will obtain and maintain throughout the entire Term all approvals needed to use and operate the Leased Property and the Facility for the Primary Intended Use, as defined below, under applicable local, state and federal law, including but not limited to licensure requirements and Medicare and/or a Medicaid certification, provider numbers, certificates of need, governmental approvals, and full accreditation from all applicable governmental authorities, if any, that are necessary for the operation of the Facility as a general acute care hospital facility.

            (b) After the Commencement Date and during the entire Term, after the completion of the construction of the Leased Improvements, Lessee shall use or cause to be used the Leased Property and the improvements thereon as a general acute care hospital facility and for such other uses as may be necessary in connection with or incidental to such use and as may be permitted in a declaration of covenants, restrictions and easements relating to a general acute care hospital facility which may be prepared and recorded against the Land (the "Primary Intended Use"). Lessee shall not use the Leased Property or any portion thereof for any other use without the prior written consent of Lessor, which Lessee agrees may be withheld in Lessor's sole discretion. No use shall be made or permitted to be made of the Leased Property and no acts shall be done which will cause the cancellation of any insurance policy covering the Leased Property or any part thereof, nor shall Lessee sell or otherwise provide to residents or patients therein, or permit to be kept, used or sold in or about the Leased Property any article which may be prohibited by law or by the standard form of fire insurance policies, any other insurance policies required to be carried hereunder, or fire underwriters regulations. Lessee shall, at its sole cost, comply with all of the requirements, covenants and restrictions pertaining to the Leased Property, including, without limitation, all of the Permitted Exceptions, and other requirements of any insurance board, association, organization or company necessary for the maintenance of the insurance, as herein provided, covering the Leased Property and Lessee's Personal Property.

            (c) Lessee covenants and agrees that during the Term it will continuously operate the Leased Property only as a provider of healthcare services in accordance with its Primary Intended Use and to maintain its certifications for reimbursement and licensure and its accreditation, if compliance with accreditation standards is required to maintain the operations of the Facility and if a failure to comply would adversely affect operations of the Facility.

            (d) Lessee shall not commit or suffer to be committed any waste on the Leased Property, or in the Facility, nor shall Lessee cause or permit any nuisance thereon.

            (e) Lessee shall neither suffer nor permit the Leased Property or any portion thereof, including any Capital Addition whether or not financed by Lessor, or Lessee's Personal Property, to be used in such a manner as (i) might reasonably tend to impair Lessor's (or Lessee's, as the case may be) title thereto or to any portion thereof, or (ii) may reasonably make possible a claim or claims of adverse usage or adverse possession by the public, as such, or of implied dedication of the Leased Property or any portion thereof.

      7.3 LESSOR TO GRANT EASEMENTS. Lessor will, from time to time so long as no Event of Default has occurred and is continuing, at the request of Lessee and at Lessee's cost and expense, but subject to the approval of Lessor, which approval shall not be unreasonably withheld or delayed (a) grant easements and other rights in the nature of easements, (b) release existing easements or other rights in the nature of easements which are for the benefit of the Leased Property, (c) dedicate or transfer unimproved portions of the Leased Property for road, highway or other public purposes, (d) execute petitions to have the Leased Property annexed to any municipal corporation or utility district, (e) execute amendments to any covenants and restrictions affecting the Leased Property and
(f) execute and deliver to any person any instrument appropriate to confirm or effect such grants, releases, dedications and transfers (to the extent of its interest in the Leased Property), but only upon delivery to Lessor of an Officer's Certificate stating (and such other information as Lessor may reasonably require confirming) that such grant, release, dedication, transfer, petition or amendment is required for and not detrimental to the proper conduct of the Primary Intended Use on the Leased Property and does not reduce its value.

                                  ARTICLE VIII

                        LEGAL AND INSURANCE REQUIREMENTS

      8.1 COMPLIANCE WITH LEGAL AND INSURANCE REQUIREMENTS. Subject to Article XII relating to permitted contests, Lessee, at its expense, will promptly (a) comply with all Legal Requirements and Insurance Requirements in respect of the use, operation, maintenance, repair and restoration of the Leased Property, whether or not compliance therewith shall require structural change in any of the Leased Improvements or interfere with the use and enjoyment of the Leased Property, and (b) procure, maintain and comply with all licenses, certificates of need, provider agreements, accreditations and other authorizations required for any use of the Leased Property and Lessee's Personal Property then being made, and for the proper erection, installation, operation and maintenance of the Leased Property or any part thereof, including without limitation, any Capital Additions. Upon Lessor's request, Lessee shall deliver copies of all such licenses, certificates of need agreements and other authorizations.

      8.2 LEGAL REQUIREMENT COVENANTS. Lessee covenants and agrees that the Leased Property and Lessee's Personal Property shall not be used for any unlawful purpose. Lessee shall use its best efforts to have tenants acquire and maintain all licenses, certificates, permits, provider agreements and other authorizations and approvals needed to operate the Leased Property in its customary manner for the Primary Intended Use and any other use conducted on the Leased Property as may be permitted from time to time hereunder. Lessee further covenants and agrees that Lessee's use of the Leased Property and maintenance, alteration, and operation of the same, and all parts thereof, shall at all times conform to all applicable local, state and federal laws, ordinances, rules and regulations.

      8.3 HAZARDOUS MATERIALS. Except as generated in the normal course of business regarding the Primary Intended Use and in compliance with Hazardous Materials Laws, no Hazardous Materials shall be installed, used, generated, manufactured, treated, handled, refined, produced, processed, stored or disposed of, or otherwise present in, on or under the Property. No activity shall be undertaken on the Property which would cause (i) the Property to become a treatment, storage or disposal facility of hazardous waste, infectious waste, biomedical or medical waste, within the meaning of, or otherwise bring the Property within the ambit of RCRA or any Hazardous Materials Laws, (ii) a release or threatened release of Hazardous Material from the Property within the meaning of, or otherwise bring the Property within the ambit of, CERCLA or SARA or any Hazardous Materials Laws or (iii) the discharge of Hazardous Material into any watercourse, surface or subsurface of body of water or wetland, or the discharge into the atmosphere of any Hazardous Material which would require a permit under any Hazardous Materials Laws. No activity shall be undertaken with respect to the Property which would cause a violation or support a claim under RCRA, CERCLA, SARA or any Hazardous Materials Laws. No investigation, administrative order, litigation or settlement with respect to any Hazardous Material is, to the best of the Lessee's knowledge, threatened or in existence with respect to the Property. No notice has been served on Lessee from any entity, governmental body or individual claiming any violation of any Hazardous Materials Laws, or requiring compliance with any Hazardous Materials Laws, or demanding payment or contribution for environmental damage or injury to natural resources. Lessee has not obtained and Lessee has no knowledge of any reason Lessee will be required to obtain any permits, licenses, or similar authorizations to occupy, operate or use the Improvements or any part of the Property by reason of any Hazardous Materials Laws.

      8.4 HEALTHCARE REGULATORY MATTERS. Lessee warrants and represents that this Lease and all subleases are, and at all times during the term of this Lease will be, in material compliance with all rules and regulations under the False Claims Act (31 U.S.C. Section 3729 et seq.), the Anti-Kickback Act of 1986 (41 U.S.C. Section 51 et seq.), the Federal Health Care Programs Anti-Kickback statute (42 U.S.C. Section 1320a-7a(b)), the Ethics in Patient Referrals Act of 1989, as amended (Stark Law) (42 U.S.C. 1395nn), the Civil Money Penalties Law (42 U.S.C. Section 1320a-7a), or the Truth in Negotiations (10 U.S.C. Section 2304 et seq.), Health Care Fraud (18 U.S.C. 1347), Wire Fraud (18 U.S.C. 1343), Theft or Embezzlement (18 U.S.C. 669), False Statements (18 U.S.C. 1001), False Statements (18 U.S.C. 1035), and Patient Inducement Statute, and equivalent state statutes and any and all rules or regulations promulgated by governmental entities with respect to any of the foregoing ("Healthcare Fraud Laws") affecting Stealth and the Leased Premises.

In the event Lessee is in breach of the foregoing representations and warranties and such breach has or would have, in Lessor's reasonable and good faith determination, a Material Adverse Effect and Lessee does not immediately cure such breach to the reasonable satisfaction of Lessor, Lessee shall be in default under this Lease. In the event such breach is of a type which does not or would not have a Material Adverse Effect, as reasonably and in good faith determined by Lessor, and cannot reasonably be cured within ninety (90) days from the date of Lessor's notice to Lessee of its reasonable determination in good faith that such breach does not or would not have a Material Adverse Effect, Lessee shall have a reasonable time thereafter to cure such breach (not to exceed one hundred twenty (120) days) so long as Lessee has commenced such cure within such ninety
(90) days and is diligently prosecuting such cure to completion.

Lessee agrees promptly to notify Lessor in writing of receipt of any notice of investigation of any alleged Healthcare Fraud Laws violation.

Lessee further hereby agrees to indemnify and defend, at its sole cost and expense, and hold Lessor, its successors and assigns, harmless from and against and to reimburse Lessor with respect to any and all claims, demands, actions, causes of action, losses, damages, liabilities, costs and expenses (including, without limitation, reasonable attorney's fees and court costs) of any and every kind or character, known or unknown, fixed or contingent, asserted against or incurred by Lessor at any time and from time to time by reason or arising out of any breach by Lessee of any of the above representations and warranties.

                                   ARTICLE IX

                              REPAIRS; RESTRICTIONS

      9.1   MAINTENANCE AND REPAIR.

            (a) Lessee, at its expense, will keep the Leased Property and all private roadways, sidewalks and curbs appurtenant thereto (and Lessee's Personal Property) in good first class order and repair (whether or not the need for such repairs occurs as a result of Lessee's use, any prior use, the elements, the age of the Leased Property or any portion thereof) and, except as otherwise provided in Articles XIV and XV, with reasonable promptness, will make all necessary and appropriate repairs thereto of every kind and nature, whether interior or exterior, structural or non-structural, ordinary or extraordinary, foreseen or unforeseen or arising by reason of a condition existing prior to the commencement of the Term of this Lease (concealed or otherwise). All repairs shall, to the extent reasonably achievable, be at least equivalent in quality to the original work. Lessee will not take or omit to take any action the taking or omission of which might materially impair the value or the usefulness of the Leased Property or any part thereof for the Primary Intended Use. Lessee shall notify the Lessor of any and all repairs or improvements made to the Leased Property in excess of Ten Thousand and 00/100 Dollars ($10,000.00).

            (b) Lessor shall not under any circumstances be required to build or rebuild any improvements on the Leased Property, or to make any repairs, replacements, alterations, restorations, or renewals of any nature or description to the Leased Property, whether ordinary or extraordinary, structural or non-structural, foreseen or unforeseen, or to make any expenditure whatsoever with respect thereto in connection with this Lease, or to maintain the Leased Property in any way.

            (c) Nothing contained in this Lease and no action or inaction by Lessor shall be construed as (i) constituting the consent or request of Lessor, expressed or implied, to any contractor, subcontractor, laborer, materialman or vendor to or for the performance of any labor or services or the furnishing of any materials or other property for the construction, alteration, addition, repair or demolition of or to the Leased Property or any part thereof, or (ii) giving Lessee any right, power or permission to contract for or permit the performance of any labor or services or the furnishing of any materials or other property in such fashion as would permit the making of any claim against Lessor in respect thereof or to make any agreement that may create, or in any way be the basis for, any right, title, interest, lien, claim or other encumbrance upon the estate of Lessor in the Leased Property or any portion thereof.

            (d) Unless Lessor shall convey any of the Leased Property to Lessee pursuant to the provisions of this Lease, Lessee will, upon the expiration or prior termination of the Term, vacate and surrender the Leased Property to Lessor in the condition in which the Leased Property was originally received from Lessor, except as constructed, repaired, rebuilt, restored, altered or added to as permitted or required by the provisions of this Lease and except for ordinary wear and tear (subject to the obligation of Lessee to maintain the Leased Property in good order and repair during the entire Term of the Lease), damage caused by the gross negligence or willful acts of Lessor and damage or destruction described in Article XIV or resulting from a Taking described in Article XV which Lessee is not required by the terms of this Lease to repair or restore.

            (e) Commencing on January 1, 2005, Lessee shall make monthly deposits to a Capital Improvement Reserve (the "Capital Improvement Reserve") at a financial institution of the Lessor's choosing. Such account shall require the signature of an officer of the Lessee and the Lessor to make withdrawals. The first monthly deposit on January 1, 2005, and each deposit to be made monthly thereafter through and including December 1, 2005, shall be equal to the sum of Two Thousand Five Hundred and 00/100 Dollars ($2,500.00) per bed per annum (the number of beds to be determined by the actual number of beds certified to be available for use in the Hospital). On each January 1 thereafter during the entire Lease Term, such payment into the Capital Improvement Reserve shall be increased by 2.25% per annum. Notwithstanding anything contained herein to the contrary, Lessee shall pay into the Capital Improvement Reserve any amounts needed in excess of such required payments as provided herein. The amount in the Capital Improvement Reserve, including interest, may be used by the Lessee with the Lessor's approval, which such approval will not be unreasonably withheld, or by the Lessor with the Lessee's approval, which such approval will not be unreasonably withheld, to pay for the repair and replacement of capital items on the Facility. The parties hereto agree that the Lessor shall have a security interest in all monies deposited into the Capital Improvement Reserve and Lessee shall, within fifteen (15) days from the Commencement Date, execute all documents necessary for Lessor to perfect its security interest in the Capital Improvement Reserve. Lessor and Lessee agree that the first dollars of all capital expenditures made in each year during the Term of this Lease shall be funded from the Capital Improvement Reserve account to the full extent of such account; provided, however, if Lessor, in its reasonable discretion, determines at any time that the balance then remaining in the Capital Improvement Reserve account is insufficient to pay in full for the present and future anticipated repair and replacement of capital items on the Facility, Lessor shall retain funds in the Capital Improvement Reserve account in an amount sufficient to pay in full for such repair and replacement and Lessee will deposit additional sums into the account from time to time, upon the written request of Lessor, in amounts equal to the difference between the then balance in the Capital Improvement Reserve account and the cost to complete the present and future such repair and replacement so that at all times there is an adequate amount in the Capital Improvement Reserve account to pay for such repair and replacement on a going forward basis.

      9.2 ENCROACHMENTS; RESTRICTIONS. If any of the Leased Improvements shall, at any time, encroach upon any property, street or right-of-way adjacent to the Leased Property, or shall violate the agreements or conditions contained in any federal, state or local law, lawful restrictive covenant or other agreement affecting the Leased Property, or any part thereof, or shall impair the rights of others under any easement or right-of-way to which the Leased Property is subject, then promptly upon the request of Lessor, Lessee shall, at its expense, subject to its right to contest the existence of any encroachment, violation or impairment, (a) obtain valid and effective waivers or settlements of all claims, liabilities and damages resulting from each such encroachment, violation or impairment, whether the same shall affect Lessor or Lessee or (b) make such changes in the Leased Improvements, and take such other actions, as Lessor in the good faith exercise of its judgment deems reasonably practicable, to remove such encroachment, or to end such violation or impairment, including, if necessary, the alteration of any of the Leased Improvements, and in any event take all such actions as may be necessary in order to be able to continue the operation of the Facility for the Primary Intended Use substantially in the manner and to the extent the Facility was operated prior to the assertion of such violation or encroachment. Any such alteration shall be made in conformity with the applicable requirements of Article X. Lessee's obligations under this
Section 9.2 shall be in addition to and shall in no way discharge or diminish any obligation of any insurer under any policy of title or other insurance and Lessee shall be entitled to a credit for any sums recovered by Lessor under any such policy of title or other insurance.

                                   ARTICLE X

                                CAPITAL ADDITIONS

      10.1  CONSTRUCTION OF CAPITAL ADDITIONS TO THE LEASED PROPERTY.

            (a) After the completion of the construction of the Leased Improvements under the Development Agreement, if no Event of Default shall have occurred or be continuing under this Lease or the Other Lease, Lessee shall have the right, upon and subject to the terms and conditions set forth below, to construct or install Capital Additions on the Leased Property without the prior written consent of Lessor, provided, however, except as expressly provided in Section 10.2(d) hereof, Lessee shall not be permitted to create any Encumbrance on the Leased Property, as defined in Article XXXVIII, in connection with such Capital Addition. Prior to commencing construction of any Capital Addition, Lessee shall submit to Lessor in writing a proposal setting forth in reasonable detail any proposed Capital Addition and shall provide to Lessor such plans and specifications, permits, licenses, contracts and other information concerning the proposed Capital Addition as Lessor may reasonably request. Without limiting the generality of the foregoing, such proposal shall indicate the approximate projected cost of constructing such Capital Addition, and the use or uses to which it will be put.

            (b) Prior to commencing construction of any Capital Addition, Lessee shall first request Lessor to provide funds to pay for such Capital Addition in accordance with the provisions of Section 10.3. If Lessor declines or is unable to provide such financing on terms acceptable to Lessee, the provisions of Section 10.2 shall apply. Notwithstanding any other provision of this Article X to the contrary, no Capital Additions shall be made without the consent of Lessor, which consent shall not be unreasonably withheld or delayed, if the Capital Addition Cost of such proposed Capital Addition, when aggregated with the costs of all Capital Additions made by Lessee, would exceed twenty-five percent (25%) of the then Fair Market Value of the Leased Property or would diminish the value of the Leased Property. Furthermore, no Capital Addition shall be made which would tie in or connect any Leased Improvements on the Leased Property with any other improvements on property adjacent to the Leased Property (and not part of the Land covered by this Lease) including, without limitation, tie-ins of buildings or other structures or utilities, unless Lessee shall have obtained the prior written approval of Lessor, which approval in Lessor's sole discretion may be granted or withheld. All proposed Capital Additions shall be architecturally integrated and consistent with the Leased Property.

      10.2 CAPITAL ADDITIONS FINANCED BY LESSEE. If Lessee provides or arranges to finance any Capital Addition, this Lease shall be and hereby is amended to provide as follows:

            (a) The above referenced proportion of the Fair Market Added Value of Capital Additions paid for by Lessee to the Fair Market Value of the entire Leased Property expressed as a percentage is referred to herein as the "Added Value Additional". The Added Value Additional determined as provided above for each Capital Addition financed or paid for by Lessee shall remain in effect until any subsequent Capital Addition.

            (b) There shall be no adjustment in the Base Rent by reason of any such Capital Addition.

            (c) Upon the expiration or earlier termination of this Lease, except by reason of the default by Lessee hereunder, Lessor shall compensate Lessee for all Capital Additions paid for or financed by Lessee in any of the following ways, determined in the sole discretion of Lessor:

                  (i) By purchasing all Capital Additions paid for by Lessee from Lessee for cash in the amount of the Fair Market Added Value of all such Capital Additions paid for or financed by Lessee; or

                  (ii) By purchasing such Capital Additions from Lessee by delivering to Lessee Lessor's purchase money promissory note in the amount of said Fair Market Added Value, due and payable not later than eighteen (18) months after the date of expiration or other termination of this Lease, bearing interest at the test rate applicable under Section 1272 of the Code or any successor section thereto ("Test Rate") or, if no such Test Rate exists, at the Prime Rate, which interest shall be payable monthly, and which note shall be secured by a mortgage on the Leased Property, subject to all mortgages and encumbrances on the Leased Property at the time of such purchase; or

                  (iii) By Lessor assigning to Lessee under appropriate written instruments the right to receive an amount equal to the Added Value Additional (determined as of the expiration or earlier termination of this Lease) of all rent and other consideration receivable by Lessor under any re-letting or other disposition of the Leased Property, after deducting all costs and expenses incurred by Lessor in connection with such re-letting or other disposition of the Leased Property and all costs and expenses of operating and maintaining the Leased Property during any such new lease which are not borne by the Tenant thereunder, with the provisions of this
            Section 10.2 to remain in effect until the sale or other final disposition of the Leased Property; or

                  (iv) Such other arrangement regarding such compensation as shall be mutually acceptable to Lessor and Lessee.

            (d) Lessor and Lessee agree that Lessee's construction lender for Capital Additions shall have the right to secure its loan by a mortgage upon the Leased Property provided such mortgage (i) shall not exceed the cost of the Capital Additions, (ii) shall be subordinate to Lessor's interest in the Land and to Lessor's acquisition cost and any Capital Additions paid for by the Lessor of the Leased Property, (iii) shall be subordinate to any mortgage or encumbrance now existing or hereinafter created, and (iv) shall be limited solely to Lessee's interest in the Leased Property.

      10.3  CAPITAL ADDITIONS FINANCED BY LESSOR.

            (a) Lessee shall request that Lessor provide or arrange financing for a Capital Addition by providing to Lessor such information about the Capital Addition as Lessor may request (a "Request"), including without limitation, all information referred to in Section 10.1 above. Lessor may, but shall be under no obligation to, obtain the funds necessary to meet the Request. Within thirty (30) days of receipt of a Request, Lessor shall notify Lessee as to whether it will finance the proposed Capital Addition and, if so, the terms and conditions upon which it would do so, including the terms of any amendment to this Lease. In no event shall the portion of the projected Capital Addition Cost comprised of land, if any, materials, labor charges and fixtures be less than ninety percent (90%) of the total amount of such cost. Lessee may withdraw its Request by notice to Lessor at any time before or after receipt of Lessor's terms and conditions.

            (b) If Lessor agrees to finance the proposed Capital Addition, Lessee shall provide Lessor with the following prior to any advance of funds:

                  (i)      all customary or other required loan documentation;

                  (ii) any information, certificates, licenses, permits or documents requested by either Lessor or any lender with whom Lessor has agreed or may agree to provide financing which are necessary to confirm that Lessee will be able to use the Capital Addition upon completion thereof in accordance with the Primary Intended Use, including all required federal, state or local government licenses and approvals;

                  (iii) an Officer's Certificate and, if requested, a certificate from Lessee's architect, setting forth in reasonable detail the projected (or actual, if available) cost of the proposed Capital Addition;

                  (iv) an amendment to this Lease, duly executed and acknowledged, in form and substance satisfactory to Lessor (the "Lease Amendment"), and containing such provisions as may be necessary or appropriate, including without limitation, any appropriate changes in the legal description of the Land, the Fair Market Value and the Rent, which shall be increased in an amount at least equal to the principal and interest on the debt incurred by Lessor to finance the Capital Addition;

                  (v) a deed conveying title to Lessor to any land acquired for the purpose of constructing the Capital Addition, free and clear of any liens or encumbrances except those approved by Lessor and, both prior to and following completion of the Capital Addition, an as-built survey thereof satisfactory to Lessor;

                  (vi) endorsements to any outstanding policy of title insurance covering the Leased Property and any additional land referred to in 10.3(b)(v) above, or a supplemental policy of title insurance covering the Leased Property and any additional land referred to in 10.3(b)(v) above, satisfactory in form and substance to Lessor (A) updating the same without any additional exceptions, except as may be permitted by Lessor; and (B) increasing the coverage thereof by an amount equal to the Fair Market Value of the Capital Addition (except to the extent covered by the owner's policy of title insurance referred to in subparagraph (vii) below);

                  (vii) if required by Lessor, (A) an owner's policy of title insurance insuring fee simple title to any land conveyed to Lessor pursuant to subparagraph (v), free and clear of all liens and encumbrances except those approved by Lessor and (B) a lender's policy of title insurance satisfactory in form and substance to Lessor and the Lending Institution advancing any portion of the Capital Addition Cost;

                  (viii) if required by Lessor, prior to commencing the Capital Addition, an M.A.I. appraisal of the Leased Property indicating that the value of the Leased Property upon completion of the Capital Addition will exceed the Fair Market Value of the Leased Property prior thereto by an amount not less than one hundred percent (100%) of the Capital Addition Cost; and

                  (ix) such other certificates (including, but not limited to, endorsements increasing the insurance coverage, if any, at the time required by Section 13.1), documents, opinions of counsel, appraisals, surveys, certified copies of duly adopted resolutions of the Board of Directors of Lessee authorizing the execution and delivery of the Lease Amendment and any other instruments as may be reasonably required by Lessor and any Lending Institution advancing or reimbursing Lessee for any portion of the Capital Addition Cost.

            (c) Upon making a Request to finance a Capital Addition, whether or not such financing is actually consummated, Lessee shall pay or agree to pay, upon demand, all reasonable costs and expenses of Lessor and any Lending Institution which has committed to finance such Capital Addition which have been paid or incurred by them in connection with the financing of the Capital Addition, including, but not limited to, (i) the fees and expenses of their respective counsel, (ii) all printing expenses, (iii) the amount of any filing, registration and recording taxes and fees, (iv) documentary stamp taxes, if any, (v) title insurance charges, appraisal fees, if any, rating agency fees, if any, and (vi) commitment fees, if any, and (vii) costs of obtaining regulatory and governmental approvals, including but not limited to any required certificates of need, for the construction, operation, use or occupancy of the Capital Addition.

      10.4 REMODELING AND NON-CAPITAL ADDITIONS. Subject to Section 9.1(a), Lessee shall have the right and the obligation to make additions, modifications or improvements to the Leased Property which are not Capital Additions ("Non-Capital Additions") from time to time as it, in its discretion, may deem to be desirable for the Primary Intended Use and purposes and to permit the Lessee to comply fully with its obligations set forth in this Lease, provided that such action will be undertaken expeditiously, in a workmanlike manner and will not significantly alter the character or purpose or detract from the value or operating efficiency of the Leased Property and will not significantly impair the revenue producing capability of the Leased Property or adversely affect the ability of the Lessee to comply with the provisions of this Lease. The cost of Non-Capital Additions, modifications and improvements shall, without payment by Lessor at any time, be included under the terms of this Lease and, upon expiration or earlier termination of this Lease, shall pass to and become the property of Lessor.

      10.5 SALVAGE. All materials which are scrapped or removed in connection with the making of either Capital Additions permitted by Section 10.1 or repairs required by Article IX shall be or become the property of Lessor.

                                   ARTICLE XI

                                      LIENS

      Subject to the provisions of Article XII relating to permitted contests, Lessee will not directly or indirectly create or allow to remain and will promptly discharge at its expense any lien, encumbrance, attachment, title retention agreement or claim upon the Leased Property or any attachment, levy, claim or encumbrance in respect of the Rent, not including, however, (a) this Lease, (b) the matters, if any, set forth in EXHIBIT C, (c) restrictions, liens and other encumbrances which are consented to in writing by Lessor, or any easements granted pursuant to the provisions of Section 7.3 of this Lease, (d) liens for those taxes of Lessor which Lessee is not required to pay hereunder,
(e) liens for Impositions or for sums resulting from noncompliance with Legal Requirements so long as (1) the same are not yet payable or are payable without the addition of any fine or penalty or (2) such liens are in the process of being contested as permitted by Article XII, (f) liens of mechanics, laborers, materialmen, suppliers or vendors for sums either disputed or not yet due, provided that (1) the payment of such sums shall not be postponed for more than sixty (60) days after the completion of the action giving rise to such lien and such reserve or other appropriate provisions as shall be required by law or generally accepted accounting principles shall have been made therefor or (2) any such liens are in the process of being contested as permitted by Article XII, and (g) any liens which are the responsibility of Lessor pursuant to the provisions of Article XXXVII of this Lease. Unless otherwise expressly provided herein, Lessee shall not mortgage or grant any interest or security interest in, or otherwise assign, any part of the Lessee's rights and interests in this Lease, the Leased Property , the Additional Property or any permits, licenses, certificates of need (if any) or any other approvals required to operate the Leased Property during the Term without the prior written consent of the Lessor, which may be withheld at Lessor's sole discretion.

                                  ARTICLE XII

                               PERMITTED CONTESTS

      Lessee, on its own or on Lessor's behalf (or in Lessor's name), but at Lessee's expense, may contest, by appropriate legal proceedings conducted in good faith and with due diligence, the amount, validity or application, in whole or in part, of any Imposition, Legal Requirement, Insurance Requirement, lien, attachment, levy, encumbrance, charge or claim not otherwise permitted by
Article XI, provided that (a) in the case of an unpaid Imposition, lien, attachment, levy, encumbrance, charge or claim, the commencement and continuation of such proceedings shall suspend the collection thereof from Lessor and from the Leased Property, (b) neither the Leased Property nor any Rent therefrom nor any part thereof or interest therein would be in any immediate danger of being sold, forfeited, attached or lost, (c) in the case of a Legal Requirement, Lessor would not be in any immediate danger of civil or criminal liability for failure to comply therewith pending the outcome of such proceedings, (d) in the event that any such contest shall involve a sum of money or potential loss in excess of Fifty Thousand Dollars ($50,000), then, in any such event, (i) provided the Consolidated Net Worth of Lessee and/or Guarantors is then in excess of Fifty Million Dollars ($50,000,000), Lessee shall deliver to Lessor an Officer's Certificate to the effect set forth in clauses (a), (b) and (c), to the extent applicable, or (ii) in the event the Consolidated Net Worth of Lessee and/or Guarantors is not then in excess of Fifty Million Dollars ($50,000,000), then Lessee shall deliver to Lessor and its counsel an opinion of Lessee's counsel to the effect set forth in clauses (a), (b) and (c), to the extent applicable, (e) in the case of a Legal Requirement and/or an Imposition, lien, encumbrance or charge, Lessee shall give such reasonable security as may be demanded by Lessor to insure ultimate payment of the same and to prevent any sale or forfeiture of the affected portion of the Leased Property or the Rent by reason of such non-payment or non-compliance; provided, however, the provisions of this Article XII shall not be construed to permit Lessee to contest the payment of Rent (except as to contests concerning the method of computation or the basis of levy of any Imposition or the basis for the assertion of any other claim) or any other sums payable by Lessee to Lessor hereunder, (f) in the case of an Insurance Requirement, the coverage required by Article XIII shall be maintained, and (g) if such contest be finally resolved against Lessor or Lessee, Lessee shall, as Additional Charges due hereunder, promptly pay the amount required to be paid, together with all interest and penalties accrued thereon, or comply with the applicable Legal Requirement or Insurance Requirement. Lessor, at Lessee's expense, shall execute and deliver to Lessee such authorizations and other documents as may reasonably be required in any such contest and, if reasonably requested by Lessee or if Lessor so desires, Lessor shall join as a party therein. Lessee shall indemnify and save Lessor harmless against any liability, cost or expense of any kind that may be imposed upon Lessor in connection with any such contest and any loss resulting therefrom.

                                  ARTICLE XIII

                                    INSURANCE

      13.1 GENERAL INSURANCE REQUIREMENTS. Subject to Section 13.2 below, during the Term of this Lease, Lessee shall at all times keep the Leased Property and all property located in or on the Leased Property, including Lessee's Personal Property, insured against loss or damage from such causes as are customarily insured against, by prudent owners of similar facilities. Without limiting the generality of the foregoing, the Lessee shall obtain and maintain in effect throughout the Lease Term, the kinds and amounts of insurance deemed necessary by the Lessor and as described below. This insurance shall be written by insurance companies (i) acceptable to the Lessor, (ii) that are rated at least an "A-X" or better by Best's Insurance Guide and Key Ratings and a claim payment rating by Standard & Poor's Corporation of AA or better, and (iii) authorized, licensed and qualified to do insurance business in the state in which the Leased Property is located. The aggregate amount of covered by a single company must not exceed five percent (5%) of the insurance company's policyholders' surplus. The policies must name Lessor (and any other entities as Lessor may deem necessary) as an additional insured and losses shall be payable to Lessor and/or Lessee as provided in Article XIV. Each insurance policy required hereunder must (i) provide primary insurance without right of contribution from any other insurance carried by Lessor, (ii) contain an express waiver by the insurer of any right of subrogation, setoff or counterclaim against any insured party thereunder including Lessor, (iii) permit Lessor to pay premiums at Lessor's discretion, and (iv) as respects any third party liability claim brought against Lessor, obligate the insurer to defend Lessor as an additional insured thereunder. In addition, the policies shall name as an additional insured the holder ("Facility Mortgagee") of any mortgage, deed of trust or other security agreement securing any Encumbrance placed on the Leased Property in accordance with the provisions of Article XXXVII ("Facility Mortgage"), if any, by way of a standard form of mortgagee's loss payable endorsement. Any loss adjustment shall require the written consent of Lessor and each affected Facility Mortgagee. Evidence of insurance and/or Impositions shall be deposited with Lessor and, if requested, with any Facility Mortgagee(s). If any provision of any Facility Mortgage which constitutes a first lien on the Leased Property requires deposits of insurance to be made with such Facility Mortgagee, Lessee shall either pay to Lessor monthly the amounts required and Lessor shall transfer such amounts to such Facility Mortgagee or, pursuant to written direction by Lessor, Lessee shall make such deposits directly with such Facility Mortgagee. The policies on the Leased Property, including the Leased Improvements, the Fixtures and Lessee's Personal Property, shall insure against the following risks:

      13.2 INSURANCE RISK COVERAGES. Lessee will use its best efforts to obtain, within thirty (30) days from the Commencement Date, policies of insurance on the Leased Property, including the Leased Improvements, the Fixtures and Lessee's Personal Property, insuring against the risks set forth in this Section 13.2. In the event Lessee is unable to obtain insurance risk coverages as required under this Article 13.2, Lessee will use its best efforts to obtain within thirty (30) days from the Commencement Date, insurance with risk coverages as close to the requirements set forth herein as commercially reasonable.

            (a) All Risks or Special Form Property insurance against loss or damage to the building and improvements, including but not limited to, perils of fire, lightning, water, wind, theft, vandalism and malicious mischief, plate glass breakage, and perils typically provided under an Extended Coverage Endorsement and other forms of broadened risk perils, and insured on a "replacement cost" value basis to the extent of the full replacement value of the Leased Property. The policy shall include coverage for subsidence. The deductible amount thereunder shall be borne by the Lessee in the event of a loss and the deductible must not exceed Ten Thousand and 00/100 Dollars ($10,000.00) per occurrence. Further, in the event of a loss, the Lessee shall abide by all provisions of the insurance contract, including proper and timely notice of the loss to the insurer, and the Lessee further agrees that it will notify the Lessor of any loss in the amount of Twenty Five Thousand and 00/100 Dollars ($25,000.00) or greater and that no claim at or in excess of Twenty Five Thousand and 00/100 Dollars ($25,000.00) thereunder shall be settled without the prior written consent of the Lessor, which consent shall not be unreasonably withheld or delayed by the Lessor.

            (b) Flood and earthquake insurance shall be required only in the event that the Leased Property is located in a flood plain or earthquake zone.

            (c) Insurance against loss of earnings in an amount sufficient to cover not less than twelve (12) months' lost earnings and written in an "all risks" form, either as an endorsement to the insurance required under subparagraph 13.1(a) above, or under a separate policy.

            (d) Worker's compensation insurance covering all employees in amounts that are customary for the Lessee's industry.

            (e) Commercial General Liability in a primary amount of at least Five Million and 00/100 Dollars ($5,000,000.00) per occurrence, bodily injury for injury or death of any one person and One Hundred Thousand and 00/100 Dollars ($100,000.00) for Property Damage for damage to or loss of property of others, subject to a Ten Million and 00/100 Dollars ($10,000,000.00) annual aggregate policy limit for all bodily injury and property damage claims, occurring on or about the Leased Property or in any way related to the Leased Property, including but not limited to, any swimming pools or other rehabilitation and recreational facilities or areas that are located on the Leased Property otherwise related to the Leased Property. Such policy shall include coverages of a Broad Form nature, including, but not limited to, Explosion, Collapse and Underground
      (SCU), Products Liability, Completed Operations, Broad Form Contractual Liability, Broad Form Property Damage, Personal Injury, Incidental Malpractice Liability, and Host Liquor Liability.

            (f) Automobile and vehicle liability insurance coverage for all owned, non-owned, leased or hired automobiles and vehicles in a primary limit amount of One Million and 00/100 Dollars ($1,000,000.00) per occurrence for bodily injury; One Hundred Thousand and 00/100 Dollars ($100,000.00) per occurrence for property damage; subject to an annual aggregate policy limit of One Million and 00/100 Dollars ($1,000,000.00).

            (g) Umbrella liability insurance in the minimum amount of Ten Million and 00/100 Dollars ($10,000,000.00) for each occurrence and aggregate combined single limit for all liability, with a Ten Thousand and 00/100 Dollars ($10,000.00) self-insured retention for exposure not covered in underlying primary policies. The umbrella liability policy shall name in its underlying schedule the policies of commercial general liability, garage keepers liability, automobile/vehicle liability and employer's liability under the Worker's Compensation Policy.

            (h) Professional liability insurance for any physician employed by Lessee or other employee or agent of the Lessee providing services at the Leased Property in an amount not less than Five Million and 00/100 Dollars ($5,000,000.00) per individual claim and Ten Million and 00/100 Dollars ($10,000,000.00) annual aggregate.

            (i) A commercial blanket bond covering all employees of the Lessee, including its officers and the individual owners of the insured business entity, whether a joint-venture, partnership, proprietorship or incorporated entity, against loss as a result of their dishonesty. Policy limit shall be in an amount of at least One Million and 00/100 Dollars ($1,000,000.00) subject to a deductible of no more than Ten Thousand and 00/100 Dollars ($10,000.00) per occurrence.

      The term "Full Replacement Cost" as used herein, shall mean the actual replacement cost thereof from time to time, including increased cost of construction endorsement, less exclusions provided in the normal fire insurance policy. In the event either Lessor or Lessee believes that the Full Replacement Cost has increased or decreased at any time during the Term, it shall have the right to have such Full Replacement Cost re-determined by the fire insurance company which is then providing the largest amount of fire insurance carried on the Leased Property, hereinafter referred to as the "impartial appraiser". The party desiring to have the Full Replacement Cost so re-determined shall forthwith, on receipt of such determination by such impartial appraiser, give written notice thereof to the other party hereto. The determination of such impartial appraiser shall be final and binding on the parties hereto, and Lessee shall forthwith increase, or may decrease, the amount of the insurance carried pursuant to this Article, as the case may be, to the amount so determined by the impartial appraiser. Lessee shall pay the fee, if any, of the impartial appraiser.

      13.3 ADDITIONAL INSURANCE. In addition to the insurance described above, Lessee shall maintain such additional insurance as may be required from time to time by any Facility Mortgagee and shall further at all times maintain adequate worker's compensation insurance coverage for all persons employed by Lessee on the Leased Property, in accordance with the requirements of applicable local, state and federal law.

      13.4 WAIVER OF SUBROGATION. All insurance policies carried by either party covering the Leased Property, the Fixtures, the Facility and/or Lessee's Personal Property, including without limitation, contents, fire and casualty insurance, shall expressly waive any right of subrogation on the part of the insurer against the other party. The parties hereto agree that their policies will include such a waiver clause or endorsement so long as the same is obtainable without extra cost, and in the event of such an extra charge the other party, at its election, may pay the same, but shall not be obligated to do so.

      13.5 FORM OF INSURANCE. All of the policies of insurance referred to in this Section shall be written in form satisfactory to Lessor and by insurance companies satisfactory to Lessor. Lessee shall pay all of the premiums therefor, and shall deliver such original policies, or a certified copy thereof (which is certified in writing by a duly authorized agent for the insurance company as a "true and certified" copy of the policy), or in the case of a blanket policy, a copy of the original policy, to the Lessor effective with the commencement of the construction of the Facility and furnished annually thereafter (and, with respect to any renewal policy, at least fifteen (15) days prior to the expiration of the existing policy) and in the event of the failure of Lessee either to obtain such insurance in the names herein called for or to pay the premiums therefor, or to deliver such policies to Lessor at the times required, Lessor shall be entitled, but shall have no obligation, to obtain such insurance and pay the premiums therefor, which premiums shall be repayable to Lessor upon written demand therefor, and failure to repay the same shall constitute an Event of Default within the meaning of Section 16.1(c). Each insurer mentioned in this Section shall agree, by endorsement on the policy or policies issued by it, or by independent instrument furnished to Lessor, that it will give to Lessor thirty (30) days' written notice before the policy or policies in question shall be altered, allowed to expire or canceled. The parties hereto agree that all insurance policies, endorsements and certificates which provide that the insurer will "endeavor to" give notice before same may be altered, allowed to expire or canceled will not be acceptable to the Lessor. Notwithstanding anything contained herein to the contrary, all policies of insurance required to be obtained by the Lessee hereunder shall provide that such policies will not lapse, terminate, be canceled, or be amended or modified to reduce limits or coverage terms unless and until Lessor has received not less than thirty (30) days' prior written notice at the address provided in Section XXXII hereof.

      13.6 INCREASE IN LIMITS. In the event that Lessor shall at any time deem the limits of the personal injury, property damage or general public liability insurance then carried to be insufficient, the parties shall endeavor to agree on the proper and reasonable limits for such insurance to be carried and such insurance shall thereafter be carried with the limits thus agreed on until further change pursuant to the provisions of this Section. If the parties shall be unable to agree thereon, the proper and reasonable limits for such insurance to be carried shall be determined by an impartial third party selected by the parties. Nothing herein shall permit the amount of insurance to be reduced below the amount or amounts required by any of the Facility Mortgages.

      13.7 BLANKET POLICY. Notwithstanding anything to the contrary contained in this Section, Lessee's obligations to carry the insurance provided for herein may be brought within the coverage of a so-called blanket policy or policies of insurance carried and maintained by Lessee provided that

            (a) Any such blanket policy or policies are acceptable to and have been approved by the Lessor;

            (b) Any such blanket policy or policies shall not be changed, altered or modified without the prior written consent of the Lessor; and

            (c) Any such blanket policy or policies shall otherwise satisfy the insurance requirements of this Article XIII (including the requirement of thirty (30) days' written notice before the expiration or cancellation of such policies as required by Section 13.4 hereof) and shall provide for deductibles in amounts acceptable to Lessor.

      13.8 NO SEPARATE INSURANCE. Lessee shall not, on Lessee's own initiative or pursuant to the request or requirement of any third party, take out separate insurance concurrent in form or contributing in the event of loss with that required in this Article to be furnished by, or which may reasonably be required to be furnished by, Lessee, or increase the amounts of any then existing insurance by securing an additional policy or additional policies, unless all parties having an insurable interest in the subject matter of the insurance, including in all cases Lessor and all Facility Mortgagees, are included therein as additional insureds and the loss is payable under said insurance in the same manner as losses are required to be payable under this Lease. Lessee shall immediately notify Lessor of the taking out of any such separate insurance or of the increasing of any of the amounts of the then existing insurance by securing an additional policy or additional policies.

                                  ARTICLE XIV

                                FIRE AND CASUALTY

      14.1 INSURANCE PROCEEDS. All proceeds payable by reason of any loss or damage to the Leased Property, or any portion thereof, and insured under any policy of insurance required by Article XIII of this Lease shall be paid to Lessor and held by Lessor in trust (subject to the provisions of Section 14.7) and shall be made available for reconstruction or repair, as the case may be, of any damage to or destruction of the Leased Property, or any portion thereof, and shall be paid out by Lessor from time to time for the reasonable cost of such reconstruction or repair. Any excess proceeds of insurance remaining after the completion of the restoration or reconstruction of the Leased Property (or in the event neither Lessor nor Lessee is required or elects to repair and restore, all such insurance proceeds) shall be retained by Lessor free and clear upon completion of any such repair and restoration except as otherwise specifically provided below in this Article XIV. All salvage resulting from any risk covered by insurance shall belong to Lessor except that any salvage relating to Capital Additions paid for by Lessee or to Lessee's Personal Property shall belong to Lessee.

      14.2 RECONSTRUCTION IN THE EVENT OF DAMAGE OR DESTRUCTION COVERED BY INSURANCE.

            (a) Except as provided in Section 14.7, if during the Term, the Leased Property is totally or partially destroyed from a risk covered by the insurance described in Article XIII and the Facility thereby is rendered Unsuitable for its Primary Intended Use, Lessee shall have the option, by giving notice to Lessor within sixty (60) days following the date of such destruction, to (i) restore the Facility to substantially the same condition as existed immediately before the damage or destruction, or
      (ii) offer (A) to acquire the Leased Property from Lessor for a purchase price equal to the Fair Market Value Purchase Price of the Leased Property immediately prior to such damage or destruction or (B) to substitute a new property pursuant to and in accordance with the provisions of Article XX. In the event Lessor does not accept Lessee's offer to so purchase or substitute for the Leased Property, within thirty (30) days after the date of such offer, Lessee may, by giving notice to Lessor within thirty (30) days after receipt of Lessor's notice, either withdraw its offer to purchase or substitute for the Leased Property and proceed to restore the Facility to substantially the same condition as existed immediately before the damage or destruction or, unless Lessor is excused or otherwise not required to accept such Substitute Property pursuant to the provisions of
      Article XX below, terminate this Lease and, in the latter event, Lessor shall be entitled to retain the insurance proceeds, and Lessee shall pay to Lessor on demand, the amount of any deductible or uninsured loss arising in connection therewith.

            (b) Except as provided in Section 14.7, if during the Term, the Leased Improvements and/or the Fixtures are totally or partially destroyed from a risk covered by the insurance described in Article XIII, but the Facility is not thereby rendered Unsuitable for its Primary Intended Use, Lessee shall restore the Facility to substantially the same condition as existed immediately before the damage or destruction. Such damage or destruction shall not terminate this Lease; provided, however, if Lessee cannot within a reasonable time obtain all necessary governmental approvals, including building permits, licenses, conditional use permits and any certificates of need, after diligent efforts to do so, in order to be able to perform all required repair and restoration work and to operate the Facility for its Primary Intended Use in substantially the same manner as immediately prior to such damage or destruction, Lessee may either (i) offer pursuant to Article XX to substitute a new property, substantially equivalent to the Leased Property immediately before such damage or destruction, or (ii) offer to purchase the Leased Property for a purchase price equal to the Fair Market Value Purchase Price of the Leased Property immediately prior to such damage or destruction.

            (c) If the cost of the repair or restoration exceeds the amount of proceeds received by Lessor from the insurance required under Article XIII, Lessee shall be obligated to contribute any excess amount needed to restore the Facility prior to use of the insurance proceeds. Such amount shall be paid by Lessee to Lessor (or a Facility Mortgagee if required) to be held in trust together with any other insurance proceeds for application to the cost of repair and restoration.

            (d) In the event Lessor accepts Lessee's offer to purchase the Leased Property or to provide a Substitute Property, this Lease shall terminate upon payment of the purchase price or execution and delivery of all documents required in connection with a Substitute Property under
      Article XX and Lessor shall remit to Lessee all insurance proceeds being held in trust by Lessor or the Facility Mortgagee if applicable.

      14.3 RECONSTRUCTION IN THE EVENT OF DAMAGE OR DESTRUCTION NOT COVERED BY INSURANCE. Except as provided in Section 14.7 below, if during the Term, the Facility is totally or materially destroyed from a risk not covered by the insurance described in Article XIII, whether or not such damage or destruction renders the Facility Unsuitable for its Primary Intended Use, Lessee at its option shall either (a) restore the Facility to substantially the same condition it was in immediately before such damage or destruction and such damage or destruction shall not terminate this Lease, or (b) if all of the criteria for such substitution are satisfied, offer to substitute a new property substantially equivalent to the Leased Property immediately before such damage or destruction pursuant to the provisions of Article XX. If such damage or destruction is not material, Lessee shall restore the Leased Property at Lessee's expense.

      14.4 LESSEE'S PERSONAL PROPERTY. All insurance proceeds payable by reason of any loss of or damage to any of Lessee's Personal Property or Capital Additions financed by Lessee shall be paid to Lessor and Lessor shall hold such insurance proceeds in trust to pay the cost of repairing or replacing the damage to Lessee's Personal Property or the Capital Additions financed by Lessee.

      14.5 RESTORATION OF LESSEE'S PROPERTY. If Lessee is required or elects to restore the Facility as provided in Sections 14.2 or 14.3, Lessee shall also restore all alterations and improvements made by Lessee, Lessee's Personal Property and all Capital Additions paid for by Lessee.

      14.6 NO ABATEMENT OF RENT. This Lease shall remain in full force and effect and Lessee's obligation to make rental payments and to pay all other charges required by this Lease shall remain unabated during any period required for repair and restoration.

      14.7  DAMAGE NEAR END OF TERM. Notwithstanding any provisions of Sections
14.2 or 14.3 to the contrary, if damage to or destruction of the Facility occurs during the last twenty-four (24) months of the Term, and if such damage or destruction cannot be fully repaired and restored within six (6) months immediately following the date of loss, either party shall have the right to terminate this Lease by giving notice to the other within thirty (30) days after the date of damage or destruction, in which event Lessor shall be entitled to retain the insurance proceeds and Lessee shall pay to Lessor on demand the amount of any deductible or uninsured loss arising in connection therewith; provided, however, that any such notice given by Lessor shall be void and of no force and effect if Lessee exercises an available option to extend the Term for one Extended Term within thirty (30) days following receipt of such termination notice.

      14.8  TERMINATION OF RIGHT TO PURCHASE. Intentionally Omitted.

      14.9 WAIVER. Lessee hereby waives any statutory or common law rights of termination which may arise by reason of any damage or destruction of the Facility.

                                   ARTICLE XV

                                  CONDEMNATION

      15.1  DEFINITIONS.

            (a) "Condemnation" means (i) the exercise of any governmental power, whether by legal proceedings or otherwise, by a Condemnor or (ii) a voluntary sale or transfer by Lessor to any Condemnor, either under threat of Condemnation or while legal proceedings for Condemnation are pending.

            (b) "Date of Taking" means the date the Condemnor has the right to possession of the property being condemned.

            (c) "Award" means all compensation, sums or anything of value awarded, paid or received on a total or partial Condemnation.

            (d) "Condemnor" means any public or quasi-public authority, or private corporation or individual, having the power of Condemnation.

      15.2 PARTIES' RIGHTS AND OBLIGATIONS. If during the Term there is any Taking of all or any part of the Leased Property or any interest in this Lease by Condemnation, the rights and obligations of the parties shall be determined by this Article XV.

      15.3 TOTAL TAKING. If there is a Taking of all of the Leased Property by Condemnation, this Lease shall terminate on the Date of Taking.

      15.4 PARTIAL TAKING. If there is a Taking of a portion of the Leased Property by Condemnation, this Lease shall remain in effect if the Facility is not thereby rendered Unsuitable for its Primary Intended Use. If, however, the Facility is thereby rendered Unsuitable for its Primary Intended Use, Lessee shall have the option (a) to restore the Facility, at its own expense, to the extent possible, to substantially the same condition as existed immediately before the partial Taking, or (b) to offer (i) to acquire the Leased Property from Lessor for a purchase price equal to the Fair Market Value Purchase Price of the Leased Property immediately prior to such partial Taking, in which event this Lease shall terminate upon payment of the purchase price, or (ii) to substitute a new property pursuant to and in accordance with the provisions of
Article XX. Lessee shall exercise its option by giving Lessor notice thereof within sixty (60) days after Lessee receives notice of the Taking. In the event Lessor does not accept Lessee's offer to so purchase or substitute for the Leased Property within thirty (30) days after receipt of the notice described in the preceding sentence, Lessee may either (a) withdraw its offer to purchase or substitute for the Leased Property and proceed to restore the Facility, to the extent possible, to substantially the same condition as existed immediately before the partial Taking or (b) terminate this Lease by written notice to Lessor.

      15.5 RESTORATION. If there is a partial Taking of the Leased Property and this Lease remains in full force and effect pursuant to Section 15.4, Lessee shall accomplish all necessary restoration.

      15.6 AWARD DISTRIBUTION. In the event Lessor accepts Lessee's offer to purchase the Leased Property, or to substitute a new property for the Leased Property, as described in clause (b) of Section 15.4, the entire Award shall belong to Lessee provided no event of default is continuing and Lessor agrees to assign to Lessee all of its rights thereto. In any other event, the entire Award shall belong to and be paid to Lessor, except that, if this Lease is terminated, and subject to the rights of the Facility Mortgagee, Lessee shall be entitled to receive from the Award, if and to the extent such Award specifically includes such items, the following:

            (a) A sum attributable to the Capital Additions for which Lessee would be entitled to reimbursement at the end of the Term pursuant to the provisions of Section 10.2(c) and the value, if any, of the leasehold interest of Lessee under this Lease; and

            (b) A sum attributable to Lessee's Personal Property and any reasonable removal and relocation costs included in the Award.

If Lessee is required or elects to restore the Facility, Lessor agrees that, subject to the rights of the Facility Mortgagees, its portion of the Award shall be used for such restoration and it shall hold such portion of the Award in trust, for application to the cost of the restoration.

      15.7 TEMPORARY TAKING. The Taking of the Leased Property, or any part thereof, by military or other public authority shall constitute a Taking by Condemnation only when the use and occupancy by the Taking authority has continued for longer than six (6) months. During any such six (6) month period all the provisions of this Lease shall remain in full force and effect and the Base Rent shall not be abated or reduced during such period of Taking.

                                  ARTICLE XVI

                                     DEFAULT

      16.1 EVENTS OF DEFAULT. The occurrence of any one or more of the following events (individually, an "Event of Default") shall constitute Events of Default hereunder:

            (a) a default or event of default shall occur under the Other Lease that is not cured within the applicable cure period as provided therein, or

            (b) if Lessee shall fail to make a payment of the Rent or any other monetary payment due and payable by Lessee under this Lease when the same becomes due and payable and such failure is not cured by Lessee or Guarantors within a period of twenty (20) days (unless another period of time is expressly provided for elsewhere in this Lease) after receipt by Lessee of written notice thereof from Lessor; provided, however, in no event shall Lessor be required to give more than one (1) written notice per calendar year, or

            (c) if Lessee or any of the Guarantors shall fail to observe or perform any other term, covenant or condition of this Lease and such failure is not cured by Lessee or Guarantors within a period of thirty
      (30) days after receipt by Lessee of written notice thereof from Lessor (provided, however, in no event shall Lessor be required to give more than two (2) written notices per calendar year for a non-monetary default), unless such failure cannot with due diligence be cured within a period of thirty (30) days, in which case such failure shall not be deemed to continue if Lessee or Guarantors proceed promptly and with due diligence to cure the failure and diligently completes the curing thereof within sixty (60) days after receipt by Lessee of Lessor's notice of default, or

            (d)   if Lessee or any Guarantor shall:

                  (i) admit in writing its inability to pay its debts generally as they become due,

                  (ii) file a petition in bankruptcy or a petition to take advantage of any insolvency act,

                  (iii) make an assignment for the benefit of its creditors,

                  (iv) consent to the appointment of a receiver of itself or of the whole or any substantial part of its property, or

                  (v) file a petition or answer seeking reorganization or arrangement under the Federal bankruptcy laws or any other applicable law or statute of the United States of America or any state thereof, or

            (e) if the Lessee or any Guarantor shall, after a petition in bankruptcy is filed against it, be adjudicated a bankrupt or if a court of competent jurisdiction shall enter an order or decree appointing, without the consent of Lessee or such Guarantor, as the case may be, a receiver of Lessee or such Guarantor or of the whole or substantially all of its property, or approving a petition filed against it seeking reorganization or arrangement of Lessee or such Guarantor under the federal bankruptcy laws or any other applicable law or statute of the United States of America or any state thereof, and such judgment, order or decree shall not be vacated or set aside or stayed within ninety (90) days from the date of the entry thereof, or

            (f) if Lessee or any Guarantor shall be liquidated or dissolved, or shall begin proceedings toward such liquidation or dissolution, or shall, in any manner, permit the sale or divestiture of substantially all of its assets other than in connection with a merger or consolidation of Lessee or such Guarantor into, or a sale of substantially all of Lessee's or such Guarantor's assets to, another corporation, provided that if the survivor of such merger or the purchaser of such assets shall assume all of Lessee's obligations under this Lease by a written instrument, in form and substance reasonably satisfactory to Lessor, accompanied by an opinion of counsel, reasonably satisfactory to Lessor and addressed to Lessor stating that such instrument of assumption is valid, binding and enforceable against the parties thereto in accordance with its terms (subject to usual bankruptcy and other creditors' rights exceptions), and provided, further, that if, immediately after giving effect to any such merger, consolidation or sale, Lessee or such other corporation (if not the Lessee) surviving the same, together with Guarantors, shall have a Consolidated Net Worth not less than the Consolidated Net Worth of Lessee or Guarantors immediately prior to such merger, consolidation or sale, all as to be set forth in an Officer's Certificate delivered to Lessor within thirty (30) days of such merger, consolidation or sale, an Event of Default shall not be deemed to have occurred, or

            (g) if the estate or interest of Lessee in the Leased Property or any part thereof shall be levied upon or attached in any proceeding and the same shall not be vacated or discharged within the later of ninety
      (90) days after commencement thereof or thirty (30) days after receipt by Lessee of written notice thereof from Lessor (unless Lessee shall be contesting such lien or attachment in good faith in accordance with
      Article XII hereof), or

            (h) if, except as a result of damage, destruction or a partial or complete Condemnation, Lessee voluntarily ceases operations on the Leased Property for a period in excess of ninety (90) days, or

            (i) a default shall occur under the Guaranty executed by Guarantors concurrently herewith, which is not cured within the cure period as provided therein, or

            (j) a default or event of default shall occur under the Lease Assignment, Security Agreement or any other agreement between Lessor or any Affiliate of Lessor and Lessee or any Guarantor or any Affiliate of Lessee or any Guarantor, which is not cured within the cure period as provided therein, or

            (k) if Lessee defaults under the Tenant Leases or fails or refuses to enforce the terms and conditions of the Tenant Leases, which is not cured within the cure period as provided therein.

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

If an Event of Default shall have occurred, Lessor shall have the right at its election, then or at any time thereafter, to pursue any one or more of the following remedies, in addition to any remedies which may be permitted by law or by other provisions of this Lease, without notice or demand, except as hereinafter provided:

      A. Without any notice or demand whatsoever, Lessor may take any one or more of the actions permissible at law to insure performance by Lessee of Lessee's covenants and obligations under this Lease. In this regard, it is agreed that if Lessee deserts or vacates the Leased Property, Lessor may enter upon and take possession of such Leased Property in order to protect it from deterioration and continue to demand from Lessee the monthly rentals and other charges provided in this Lease, without any obligation to relet; but that if Lessor does, at its sole discretion, elect to relet the Leased Property, such action by Lessor shall not be deemed as an acceptance of Lessee's surrender of the Leased Property unless Lessor expressly notifies Lessee of such acceptance in writing pursuant to subsection B of this Section 16.1., Lessee hereby acknowledging that Lessor shall otherwise be reletting as Lessee's agent and Lessee furthermore hereby agreeing to pay to Lessor on demand any deficiency that may arise between the monthly rentals and other charges provided in this Lease and that are actually collected by Lessor. It is further agreed in this regard that in the event of any default described in this Section 16.1., Lessor shall have the right to enter upon the Leased Property by force, if necessary, without being liable for prosecution or any claim for damages therefor, and do whatever Lessee is obligated to do under the terms of this Lease; and Lessee agrees to reimburse Lessor on demand for any expenses which Lessor may incur in thus effecting compliance with Lessee's obligations under this Lease, and Lessee further agrees that Lessor shall not be liable for any damages resulting to the Lessee from such action.

      B. Lessor may terminate this Lease by written notice to Lessee, in which event Lessee shall immediately surrender the Leased Property to Lessor, and if Lessee fails to do so, Lessor may, without prejudice to any other remedy which Lessor may have for possession or arrearages in rent (including any interest which may have accrued pursuant to Section 3.4 of this Lease), enter upon and take possession of the Leased Property and expel or remove Lessee and any other person who may be occupying said premises or any part thereof, by force, if necessary, without being liable of prosecution or any claim for damages therefor. Lessee hereby waives any statutory requirement of prior written notice for filing eviction or damage suits for nonpayment of rent. In addition, Lessee agrees to pay to Lessor on demand the amount of all loss and damage which Lessor may suffer by reason of any termination effected pursuant to this subsection B, said loss and damage to be determined, at Lessor's option, by either of the following alternative measures of damages:

                  (i) Until Lessor is able, although Lessor shall be under no obligation to attempt, to relet the Leased Property, Lessee shall pay to Lessor on or before the first day of each calendar month, the monthly rentals and other charges provided in this Lease. After the Leased Property has been relet by Lessor, Lessee shall pay to Lessor on the 10th day of each calendar month the difference between the monthly rentals and other charges provided in this Lease for the preceding calendar month and that actually collected by Lessor for such month. If it is necessary for Lessor to bring suit in order to collect any deficiency, Lessor shall have a right to allow such deficiencies to accumulate and to bring an action on several or all of the accrued deficiencies at one time. Any such suit shall not prejudice in any way the right of Lessor to bring a similar action for any subsequent deficiency or deficiencies. Any amount collected by Lessor from subsequent tenants for any calendar month, in excess of the monthly rentals and other charges provided in this Lease, shall be credited to Lessee in reduction of Lessee's liability for any calendar month for which the amount collected by Lessor will be less than the monthly rentals and other charges provided in this Lease; but Lessee shall have no right to such excess other than the above-described credit.

                  (ii) When Lessor desires, Lessor may demand a final settlement. Upon demand for a final settlement, Lessor shall have a right to, and Lessee hereby agrees to pay, the difference between the total of all monthly rentals and other charges provided in this Lease for the remainder of the Lease Term and the reasonable rental value of the Leased Property for such period, such difference to be discounted to present value at a rate equal to the lowest rate of capitalization (highest present worth) reasonably applicable at the time of such determination and allowed by applicable law. If Lessor elects to exercise the remedy prescribed in subsection A above, this election shall in no way prejudice Lessor's right at any time thereafter to cancel said election in favor of the remedy prescribed in subsection B above. Similarly, if Lessor elects to compute damages in the manner prescribed by subsection B(i) above, this election shall in no way prejudice Lessor's right at any time thereafter to demand a final settlement in accordance with this subsection B(ii). Pursuit of any of the above remedies shall not preclude pursuit of any other remedies prescribed in other sections of this Lease and any other remedies provided by law or equity. Forbearance by Lessor to enforce one or more of the remedies herein provided upon an Event of Default shall not be deemed or construed to constitute a waiver of such default.

      16.2 EVENTS OF DEFAULT IN FINANCIAL COVENANTS. (a) The occurrence of any one or more of the following shall constitute a material default and breach of this Section 16.2 and the Lessor shall have the rights and remedies provided for in Section 16.2(c):

            (i) With respect to the Facility Year commencing January 1, 2007, if for any Fiscal Quarter in such Facility Year, the following tests (determined, except as otherwise provided, on an annualized basis with respect to items (a) and (b) below), occurs, it being understood that, except as otherwise provided, at the end of the first Fiscal Quarter, the first Fiscal Quarter data shall be annualized, at the end of the second Fiscal Quarter, the first two Fiscal Quarters' data shall be annualized, at the end of the third Fiscal Quarter, the first three Fiscal Quarters' data shall be annualized and at the end of the fourth Fiscal Quarter, all four Fiscal Quarters' data shall be taken into account:

                  (a) If the sum of (A) Lessee's total required Debt Service Payments and (B) Lessee's total Base Rent generates a coverage ratio to the Lessee's EBITDAR of less than one hundred twenty-five percent (125%), or

                  (b) Lessee generates a total Base Rent coverage from EBITDAR of less than one hundred thirty-five percent (135%).

            (ii) Lessee experiences four (4) consecutive Fiscal Quarters with declines in Net Revenue (it being understood that the first Fiscal Quarter in which a decline is tested is the second Fiscal Quarter in the Facility Year commencing January 1, 2007 and such second Fiscal Quarter is compared to the first Fiscal Quarter in 2007 and so on) and in each such Fiscal Quarter, Lessee is also in violation of (a)(i)(a) (determined by substituting one hundred fifty percent (150%) for one hundred twenty-five percent (125%)).

            (iii) With respect to the Facility Year commencing January 1, 2008, if for any Fiscal Quarter in such Facility Year, the following tests (determined, except as otherwise provided, on an annualized basis with respect to items (a) and (b) below), occurs, it being understood that, except as otherwise provided, at the end of the first Fiscal Quarter, the first Fiscal Quarter data shall be annualized, at the end of the second Fiscal Quarter, the first two Fiscal Quarters' data shall be annualized, at the end of the third Fiscal Quarter, the first three Fiscal Quarters' data shall be annualized and at the end of the fourth Fiscal Quarter, all four Fiscal Quarters' data shall be taken into account:

                  (a) If the sum of (A) Lessee's total required Debt Service Payments and (B) Lessee's total Base Rent generates a coverage ratio to the Lessee's EBITDAR of less than one hundred fifty percent (150%), or

                  (b) Lessee generates a total Base Rent coverage from EBITDAR of less than one hundred seventy-five percent (175%).

            (iv) With respect to each Fiscal Quarter in each Facility Year beginning with the Facility Year commencing January 1, 2009:

                  (a) If the sum of (A) Lessee's total required Debt Service Payments and (B) Lessee's total Base Rent generates a coverage ratio to the Lessee's EBITDAR (determined on a twelve (12) months' trailing basis) of less than one hundred fifty percent (150%), or

                  (b) Lessee generates a total Base Rent coverage from EBITDAR (determined on a twelve (12) months' trailing basis) of less than one hundred seventy-five percent (175%).

      (b) With respect to each Fiscal Quarter during each Facility Year commencing with the Facility Year beginning January 1, 2007, if one of the following occurs, such failure shall constitute a material default and breach of this Section 16.2 and Lessor shall have the rights and remedies provided for in
Section 16.2(c):

            (i) If Lessee experiences six (6) consecutive Fiscal Quarters of falling Net Revenue (it being understood that the first Fiscal Quarter in which a decline is tested is the second Fiscal Quarter in the Facility Year commencing January 1, 2007, and such second Fiscal Quarter is compared to the first Fiscal Quarter in 2007 and so on) and in each Fiscal Quarter Lessee would be in violation of (a)(i)(a) (substituting one hundred fifty percent (150%) for one hundred twenty-five percent (125%); or

            (ii) If any of the Guarantors cause or fail to prevent a payment default on any of their corporate debt or other leases or is declared to be in material default by any of its corporate lenders and such default is not cured within the applicable cure periods provided for.

      (c) Upon the occurrence of any of the items in this Section 16.2, Lessor shall have the right to pursue the remedies set forth in Section 16.1 hereof, shall be entitled to exercise all other remedies available in equity or at law and, in addition, upon the occurrence of any of the items in this Section 16.2 for two (2) consecutive Fiscal Quarters, may require Lessee to cancel any or all of the Management Agreement(s) and to replace the Management Company(ies) with a company(ies) of Lessor's choosing; provided, however, such replacement Management Company chosen by Lessor shall not be a party related to or an affiliate of Lessor, Medical Properties Trust, Inc., MPT Operating Partnership, L.P., or any officer or director of any of the foregoing entities and shall have experience managing a hospital. Upon the occurrence of any one or more of the items set forth in items (b), (i) through (ii) of this Section 16.2, Lessor shall have the right, in addition to all other remedies hereunder and available in equity or at law, to foreclose on the partnership interests of Lessee as set forth in the Pledge Agreement, and proceed with any other remedy the Lessor deems appropriate, including, but not limited to, selling Lessee's partnership interests to a third party.

      For purposes of determining whether there is a default under 16.2, the manager(s) under the Management Agreement(s) may elect to defer the payment(s) of all or some of its(their) management fees until such fees can be paid without causing a default hereunder; and, for purposes of determining EBITDAR, any such deferred management fees will not be deducted until paid, and will not be treated as Total Indebtedness. Any management fee(s) not payable prior to the termination of the Management Agreement(s) will be forgiven.

      (d) Notwithstanding anything contained herein to the contrary, in the event Lessee is in violation or default under the healthcare provisions as set forth in Section 8.4 of this Lease, or in the financial covenants provisions as set forth in Section 16.2 of this Lease, Lessee may cure such default by purchasing the Leased Property at a price calculated by using the formula provided in Section 34.3 of this Lease. In the event the Lessee elects to so cure such default, it shall provide notice to the Lessor within five (5) days following notice of such default. The purchase of the Leased Property shall be closed in accordance with Article XVIII hereof and within sixty (60) days from the date of the notice of such election.

      16.3 ADDITIONAL EXPENSES. It is further agreed that, in addition to payments required pursuant to subsections A and B of Section 16.1. above, Lessee shall compensate Lessor for (i) all expenses incurred by Lessor in repossessing the Leased Property (including among other expenses, any increase in insurance premiums caused by the vacancy of the Leased Property), (ii) all expenses incurred by Lessor in reletting (including among other expenses, repairs, remodeling, replacements, advertisements and brokerage fees),
(iii) all concessions granted to a new tenant or tenants upon reletting (including among other concessions, renewal options), (iv) Lessor's reasonable attorneys' fees and expenses, (v) all losses incurred by Lessor as a direct or indirect result of Lessee's default (including among other losses any adverse reaction by mortgagees), and (vi) a reasonable allowance for Lessor's administrative efforts, salaries and overhead attributable directly or indirectly to Lessee's default and Lessor's pursuing the rights and remedies provided herein and under applicable law.

      16.4 WAIVER. If this Lease is terminated pursuant to Section 16.1 or 16.2, Lessee waives, to the extent permitted by applicable law, (a) any right of redemption, re-entry or repossession, (b) any right to a trial by jury in the event of summary proceedings to enforce the remedies set forth in this Article XVI, and (c) the benefit of any laws now or hereafter in force exempting property from liability for rent or for debt.

      16.5 APPLICATION OF FUNDS. Any payments otherwise payable to Lessee which are received by Lessor under any of the provisions of this Lease during the existence or continuance of any Event of Default shall be applied to Lessee's obligations in the order which Lessor may reasonably determine or as may be prescribed by the laws of the state in which the Facility is located.

      16.6 NOTICES BY LESSOR. The provisions of this Article XVI concerning notices shall be liberally construed insofar as the contents of such notices are concerned, and any such notice shall be sufficient if reasonably designed to apprise Lessee of the nature and approximate extent of any default, it being agreed that Lessee is in good or better position than Lessor to ascertain the exact extent of any default by Lessee hereunder.

      16.7 LESSOR'S CONTRACTUAL SECURITY INTEREST. Subject to any contract lien and security interest of Lessee's Primary Lender (as defined herein), to secure the payment of all rent due and to become due hereunder and the faithful performance of this Lease by Lessee and to secure all other indebtedness and liabilities of Lessee to Lessor now existing or hereafter incurred, Lessee hereby gives to Lessor an express first and prior contract lien and security interest, in all property which may be placed on the Leased Property (including fixtures, equipment, chattels and merchandise), and also upon all proceeds of any insurance which may accrue to Lessee by reason of destruction of or damage to any such property and also upon all of Lessee's interest as lessee and rights and options to purchase fixtures, equipment and chattels placed on the Leased Property (in case of fixtures, equipment and chattels leased to Lessee which are placed on the Leased Property). All exemption laws are hereby waived in favor of such lien and security interest and in favor of Lessor's statutory landlord lien. This lien and security interest are given in addition to any Lessor's statutory landlord lien and shall be cumulative thereto. Except as limited in favor of the Primary Lender as set forth above in this Section 16.7, Lessor shall have at all times a valid security interest to secure payment of all rentals and other sums of money becoming due hereunder from Lessee, and to secure payment of any damages or loss which Lessor may suffer by reason of the breach by Lessee of any covenant, agreement or condition contained herein, upon all inventory, merchandise, goods, wares, equipment, fixtures, furniture, improvements and other tangible personal property of Lessee presently, or which may hereafter be, situated in or about the Leased Property, and all proceeds therefrom and accessions thereto and, except as a result of sales made in the ordinary course of Lessee's business, such property shall not be removed without the consent of Lessor until all arrearages in rent as well as any and all other sums of money then due to Lessor or to become due to Lessor hereunder shall first have been paid and discharged and all the covenants, agreements and conditions hereof have been fully complied with and performed by Lessee. Upon the occurrence of an Event of Default by Lessee, Lessor may, in addition to any other remedies provided herein, enter upon the Leased Property and take possession of any and all inventory, merchandise, goods, wares, equipment, fixtures, furniture, improvements and other personal property of Lessee situated in or about the Leased Property, without liability for trespass or conversion, and sell the same at public or private sale, with or without having such property at the sale, after giving Lessee reasonable notice of the time and place of any public sale of the time after which any private sale is to be made, at which sale the Lessor or its assigns may purchase unless otherwise prohibited by law. Unless otherwise provided by law, and without intending to exclude any other manner of giving Lessee reasonable notice, the requirement of reasonable notice shall be met, if such notice is given in the manner prescribed in this Lease at least seven (7) days before the time of sale. Any sale made pursuant to the provision of this paragraph shall be deemed to have been a public sale conducted in

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

commercially reasonable manner if held in the above-described premises or where the property is located after the time, place and method of sale and a general description of the types of property to be sold have been advertised in a daily newspaper published in the county in which the property is located, for five (5) consecutive days before the date of the sale. The proceeds from any such disposition, less any and all expenses connected with the taking of possession, holding and selling of the property (including reasonable attorney's fees and legal expenses), shall be applied as a credit against the indebtedness secured by the security interest granted in this paragraph. Any surplus shall be paid to Lessee or as otherwise required by law; the Lessee shall pay any deficiencies forthwith. Upon request by Lessor, Lessee agrees to execute (if required by law) and deliver to Lessor a financing statement in form sufficient to perfect the security interest of Lessor in the aforementioned property and proceeds thereof under the provision of the Uniform Commercial Code (or corresponding state statute or statutes) in force in the state in which the Leased Property is located, as well as any other state the laws of which Lessor may at any time consider to be applicable.

As used herein, the term "Primary Lender" means the lender providing financing for Lessee to purchase the personal property as described in this Section 16.7. In the event Lessee obtains financing from a Primary Lender, Lessee shall use commercially reasonable efforts to obtain from its Primary Lender a consent to a secondary lien on Lessee's Personal Property in favor of Lessor, in form and content reasonably acceptable to the Primary Lender and Lessor. Lessee covenants and agrees not to place or allow any other liens to be placed on the Lessee's Personal Property.

      16.8 PLEDGE OF PARTNERSHIP INTEREST. Lessee has pledged, pursuant to a Pledge Agreement of even date herewith from Lessee in favor of Lessor (the "Pledge Agreement"), all of Lessee's partnership interest in Lessor as additional security for Lessee's payment and performance of its obligations under this Lease. The Pledge Agreement provides that Lessor will have, in addition to any other remedy that Lessor may have as a result of Lessee's default under the Lease, the right to foreclose upon Lessee's partnership interest upon the occurrence of a default of Lessee's obligations under this Lease that is not cured within any applicable cure period.

                                  ARTICLE XVII

                             LESSOR'S RIGHT TO CURE

      If Lessee shall fail to make any payment, or to perform any act required to be made or performed under this Lease and to cure the same within the relevant time periods provided in Section 16.1, Lessor, without waiving or releasing any obligation or Event of Default, may (but shall be under no obligation to) at any time thereafter make such payment or perform such act for the account and at the expense of Lessee, and may, to the extent permitted by law, enter upon the Leased Property for such purpose and take all such action thereon as, in Lessor's opinion, may be necessary or appropriate therefor. No such entry shall be deemed an eviction of Lessee. All sums so paid by Lessor and all costs and expenses (including, without limitation, reasonable attorneys' fees and expenses, in each case, to the extent permitted by law) so incurred, together with a late charge thereon (to the extent permitted by law) at the Overdue Rate from the date on which such sums or expenses are paid or incurred by Lessor, shall be paid by Lessee to Lessor on demand. The obligations of Lessee and rights of Lessor contained in this Article shall survive the expiration or earlier termination of this Lease.

                                 ARTICLE XVIII

                         PURCHASE OF THE LEASED PROPERTY

      In the event Lessee purchases the Leased Property from Lessor pursuant to any of the terms of this Lease, including, without limitation Article XXXIV, Lessor shall, upon receipt from Lessee of the applicable purchase price, together with full payment of any unpaid Rent due and payable with respect to any period ending on or before the date of the purchase, deliver to Lessee an appropriate special warranty deed or other instrument of conveyance conveying the entire interest of Lessor in and to the Leased Property to Lessee in the condition as received from

Lessee, free and clear of all encumbrances other than (a) those that Lessee has agreed hereunder to pay or discharge, (b) those mortgage liens, if any, which Lessee has agreed in writing to accept and to take title subject to, (c) any other Encumbrances permitted to be imposed on the Leased Property under the provisions of Article XXXVII which are assumable at no cost to Lessee or to which Lessee may take subject without cost to Lessee, and (d) any matters affecting the Leased Property on or as of the Commencement Date. The difference between the applicable purchase price and the total of the encumbrances assigned or taken subject to shall be paid in cash to Lessor, or as Lessor may direct, in federal or other immediately available funds except as otherwise mutually agreed by Lessor and Lessee. The closing of any such sale shall be contingent upon and subject to Lessee obtaining all required governmental consents and approvals for such transfer and if such sale shall fail to be consummated by reason of the inability of Lessee to obtain all such approvals and consents, any options to extend the Term of this Lease which otherwise would have expired during the period from the date when Lessee elected or became obligated to purchase the Leased Property until Lessee's inability to obtain the approvals and consents is confirmed shall be deemed to remain in effect for thirty (30) days after the end of such period. All expenses of such conveyance, including, without limitation, the cost of title examination or standard coverage title insurance, survey, attorneys' fees incurred by Lessor in connection with such conveyance, transfer taxes, recording fees and similar charges shall be paid for by Lessee.

                                  ARTICLE XIX

                                  HOLDING OVER

      If Lessee shall for any reason remain in possession of the Leased Property after the expiration of the Term or any earlier termination of the Term hereof, such possession shall be as a tenancy at will during which time Lessee shall pay as rental each month, one and one-half times the aggregate of (a) one-twelfth of the aggregate Base Rent payable with respect to the last complete Lease Year prior to the expiration of the Term; (b) all Additional Charges accruing during the month and (c) all other sums, if any, payable by Lessee pursuant to the provisions of this Lease with respect to the Leased Property. During such period of tenancy, Lessee shall be obligated to perform and observe all of the terms, covenants and conditions of this Lease, but shall have no rights hereunder other than the right, to the extent given by law to tenancies at will, to continue its occupancy and use of the Leased Property. Nothing contained herein shall constitute the consent, express or implied, of Lessor to the holding over of Lessee after the expiration or earlier termination of this Lease.

                                   ARTICLE XX

                            SUBSTITUTION OF PROPERTY

      20.1  SUBSTITUTION OF PROPERTY FOR THE LEASED PROPERTY.

            (a) If, in the good faith judgment of Lessee reasonably exercised, the Leased Property becomes uneconomic or Unsuitable for Its Primary Intended Use, or by reason of eviction or other material interference caused by any claim of paramount title, or for other prudent business reasons, Lessee desires to terminate this Lease, Lessee, if no Event of Default shall have occurred and be continuing, at any time prior to the expiration of the Term, shall have the right, subject to the conditions set forth below in this Article XX, upon written notice to Lessor, to substitute one or more properties (collectively referred to as "Substitute Properties" or individually as a "Substitute Property") on a monthly Payment Date specified in such notice (the "Substitution Date") occurring not less than ninety (90) days after receipt by Lessor of such notice, except if Lessee is required by court order or administrative action to divest or otherwise dispose of the Leased Property within a shorter time period, in which case if Lessee shall have informed Lessor in writing of the filing of such court order or administrative action and kept Lessor reasonably appraised of the status thereof, the time period shall be shortened appropriately to meet the reasonable needs of Lessee, but in no event less than fifteen (15) Business Days after the receipt by Lessor of such notice. The notice shall be in the form of an Officer's Certificate and shall specify the reason(s) for the substitution and the proposed Substitution Date. For purposes of this paragraph, the desire of Lessee to reduce the payment of Rent with respect to the Leased Property whose operation (considering the Rent) is uneconomic to Lessee shall not be deemed to be a reason for substitution.

            (b) If Lessee voluntarily or involuntarily, for any reason, has discontinued use of the Leased Property in its business operations for a period in excess of one year, and Lessor has not exercised its right to terminate this Lease pursuant to Section 16.1 hereof, Lessee shall have the obligation, upon written notice given as set forth in paragraph (a) above, to substitute a Substitute Property or, if applicable, invoke the procedure set forth in Article XX.

            (c)   If Lessee gives the notice referred to in Section 20.1(a) or
      (b) above, Lessee shall present to Lessor three properties (or groups of properties) each of which property (or groups of properties) shall provide Lessor with a yield (i.e., an annual return on its equity in such property) substantially equivalent to Lessor's yield from the Leased Property at the time of such proposed substitution (or in the case of substitution because of damage or destruction, the yield immediately prior to such damage or destruction) and as reasonably projected over the remaining Term of this Lease. Lessor shall have a period of ninety (90) days within which to review such information and either accept one or reject all the Substitute Properties so presented unless Lessee is required by a court order or administrative action to divest or otherwise dispose of the Leased Property within a shorter time period, in which case the time period shall be shortened appropriately to meet the reasonable needs of Lessee, but in no event shall said period be less than fifteen
      (15) Business Days after Lessor's receipt of said notice (subject to further extension for any period of time in which Lessor is not timely provided with the information provided for in Section 20.2 and Section
      20.3 below) provided, however, that if Lessor shall contend that the Substitute Properties fail to meet all the conditions for substitution set forth in this Article XX, including without limitation the provisions of Sections 21.0(d), (e) and (f) below, the matter shall be submitted to arbitration in accordance with Article XXXVI and the time periods for Lessor's approval or rejection shall be tolled during the period of such arbitration.

            (d) In the event that, on or before the expiration of the applicable time period for Lessor's review, Lessor has rejected all of the Substitute Properties so presented, then Lessee shall, for a period of sixty (60) days after the expiration of such period, have the right to terminate this Lease as to the Leased Property upon written notice to Lessor accompanied by an offer to purchase the Leased Property on the first Base Rent Payment Date occurring at least ninety (90) days after the date of such notice, as specified in such notice, for a purchase price equal to the Fair Market Value Purchase Price, and this Lease shall terminate on the purchase date provided no Event of Default shall have occurred and be continuing.

            (e) If Lessor accepts such offer, or fails to reject the same by written notification within the applicable time period for Lessor's review, Lessor shall, upon receipt from Lessee of the purchase price provided for above and any Rent due and payable hereunder (excluding the installment of Base Rent due on the purchase date), convey the Leased Property to Lessee on the purchase date, in accordance with the provisions of Article XVIII and this Lease shall thereupon terminate as to the Leased Property. Upon completion of the purchase of the Leased Property, no Rent shall thereafter accrue with respect thereto.

            (f) Lessee's right (and obligation) to offer substitution as set forth in this Article is subject to the conditions set forth in Section
      20.2 below, and to the delivery of an opinion of counsel for Lessor confirming that (i) the substitution of the Substitute Property for the Leased Property will qualify as an exchange solely of property of a like-kind under Section 1031 of the Code, in which, generally, except for "boot" such as cash needed to equalize exchange values or discharge indebtedness, no gain or loss is recognized to Lessor, (ii) the substitution or sale will not result in ordinary recapture income to Lessor pursuant to Code Section 1245 or 1250 or any other Code provision,
      (iii) the substitution or sale will result in income, if any, to the Lessor of a type described in Code Section 856(c)(2) or (3) and will not result in income of the types described in Code Section 856(c)(4) or result in the tax imposed under Code Section

      857(b)(6), and (iv) the substitution or sale, together with all other substitutions and sales made or requested by Lessee or any Affiliate pursuant to any other leases with Lessor of the properties described in EXHIBIT A and EXHIBIT B hereto or any other transfers of the Leased Property or the properties leased under other such operating leases, during the relevant time period, will not jeopardize the qualification of Lessor as a real estate investment trust under Code Sections 856-860.

            (g) In the event that the equity value of the Substitute Property or group of Substitute Properties (i.e., the Fair Market Value of the Substitute Property or group of Substitute Properties minus the encumbrances to which Lessor will take the Substitute Property or group of Substitute Properties subject) as of the Substitution Date is greater than the equity value of the Leased Property (i.e., the Fair Market Value of the Leased Property minus the encumbrances to which Lessee will take the Leased Property subject) as of the Substitution Date (or in the case of damage or destruction, the Fair Market Value immediately prior to such damage or destruction), Lessor shall pay an amount equal to the difference, subject to the limitation set forth below, to Lessee; in the event that said equity value of the Substitute Property or group of Substitute Properties is less than said equity value of the Leased Property, Lessee shall pay an amount equal to the difference, subject to the limitation set forth below, to Lessor; provided, however, that neither Lessor nor Lessee shall be obligated to consummate such substitution if such party would be required to make a payment to the other in excess of an amount equal to ten percent (10%) of said Fair Market Value of the Leased Property (the amount of cash paid by one party to the other being hereinafter referred to as the "Cash Adjustment"). Without limiting the generality or effect of the preceding sentence, in the event that, on the Substitution Date, Lessor is obligated to pay a Cash Adjustment to Lessee and Lessor does not have sufficient funds available, or elects not to make such payment in cash, Lessor shall provide Lessee with (and Lessee shall accrue) a purchase money note and mortgage for a term not to exceed eighteen (18) months from the Substitution Date and bearing interest, payable monthly, at the rate per annum described in Section 10.2 as the Test Rate, or if no such Test Rate exists, then at the Prime Rate.

            (h) The Rent for such Substitute Property in all respects shall provide Lessor with a substantially equivalent yield at the time of such substitution (i.e., annual return on its equity in such Substitute Property) to that received (and reasonably expected to be received thereafter) from the Leased Property, taking into account the Cash Adjustment paid or received by Lessor and any other relevant factors.

            (i) The Fair Market Value of the Substitute Property shall be an amount equal to the Fair Market Value of the Leased Property (i) increased by any Cash Adjustment paid by Lessor pursuant to paragraph (g) above, or
      (ii) decreased by any Cash Adjustment paid by Lessee pursuant to paragraph
      (g) above.

      20.2 CONDITIONS TO SUBSTITUTION. On the Substitution Date, the Substitute Property will become the Leased Property hereunder upon delivery by Lessee to Lessor of the following:

            (a) an Officer's Certificate certifying that (i) the Substitute Property has been accepted by Lessee for all purposes of this Lease and there has been no material damage to the improvements located on the Substitute Property nor is any condemnation or eminent domain proceeding pending with respect thereto; (ii) all permits, licenses and certificates (including, but not limited to, a permanent, unconditional certificate of occupancy and all certificates of need, licenses and provider agreements) which are necessary to permit the use of the Substitute Property in accordance with the provisions of this Lease have been obtained and are in full force and effect; (iii) under applicable zoning and use laws, ordinances, rules and regulations the Substitute Property may be used for the purposes contemplated by Lessee and all necessary subdivision approvals have been obtained; (iv) there are no mechanics' or materialmen's liens outstanding or threatened to the knowledge of Lessee against the Substitute Property arising out of or in connection with the construction of the improvements thereon, other than those being contested by Lessee pursuant to Article XII; (v) any mechanics' or materialmen's liens being contested by Lessee will be promptly paid by

      Lessee if such contest is resolved in favor of the mechanic or materialman; (vi) to the best knowledge of Lessee, there exists no Event of Default under this Lease, and no defense, offset or claim exists with respect to any sums to be paid by Lessee hereunder, and (vii) any exceptions to Lessor's title to the Substitute Property do not materially interfere with the intended use of the Substitute Property by Lessee;

            (b) a deed with special warranties conveying to Lessor title to the Substitute Property free and clear of any liens and encumbrances except those approved or assumed by Lessor;

            (c) a lease duly executed, acknowledged and delivered by Lessee, containing the same terms and conditions as are contained herein except that (i) the legal description of the land shall refer to the Substitute Property, (ii) the Fair Market Value, Rent and any Additional Charges for the Substitute Property shall be consistent with the requirements of
      Section 20.1, and (iii) such other changes therein as may be necessary or appropriate under the circumstances shall be made;

            (d) counterparts of a standard owner's or lessee's (as applicable) policy of title insurance covering the Substitute Property (or a valid, binding, unconditional commitment therefor), dated the Substitution Date, in current form and including mechanics' and materialmen's lien coverage, issued to Lessor by a title insurance company satisfactory to Lessor. Such policy shall (i) insure (A) Lessor's fee title to the Substitute Property, subject to no liens or encumbrances except those approved or assumed by Lessor, and (B) that any restrictions affecting the Substitute Property have not been violated and that a fixture violation thereof will not result in a forfeiture or reversion of title, (ii) be in an amount at least equal to the Fair Market Value of the Substitute Property, and (iii) contain such endorsements as may be reasonably requested by Lessor;

            (e) certificates of insurance with respect to the Substitute Property fulfilling the requirements of Article XIII;

            (f) current appraisals or other evidence satisfactory to Lessor, in its sole discretion, as to the current Fair Market Values of such Substitute Property and the Leased Property;

            (g) all available revenue data relating to the Substitute Property for the period from the date of opening for business of the facility on such Substitute Property to the date of Lessee's most recent fiscal year end, or for the most recent three (3) years, whichever is less; and

            (h) such other certificates, documents, opinions of counsel, and other instruments as may be reasonably required by Lessor.

      20.3 CONVEYANCE TO LESSEE. On the Substitution Date or the date specified in the notice given pursuant to Section 20.1. Lessor will convey the Leased Property to Lessee in accordance with the provisions of Article XVIII (except as to payment of any expenses in connection therewith which shall be governed by
Section 20.4 below) upon either (a) payment in cash therefor or (b) conveyance to Lessor of the Substitute Property, as appropriate.

      20.4 EXPENSES. Lessee shall pay or cause to be paid, on demand, all reasonable costs and expenses of Lessor paid or incurred by it in connection with the substitution and conveyance of the Leased Property and the Substitute Property, including but not limited to (a) fees and expenses of its counsel, (b) all printing expenses, (c) the amount of any filing, registration and recording taxes and fees, (d) fees and expenses, if any, incurred in qualifying and maintaining Lessor as a foreign corporation authorized to do business in the state of which the Substitute Property is located, (e) the cost of preparing and recording, if appropriate, a release of the Leased Property from the lien of any mortgage, (f) broker's fees and commissions, if any, (g) documentary stamp and transfer taxes, (h) title insurance charges, and (i) escrow fees.

                                  ARTICLE XXI

                                  RISK OF LOSS

      During the Term of this Lease, the risk of loss or of decrease in the enjoyment and beneficial use of the Leased Property in consequence of the damage or destruction thereof by fire, the elements, casualties, thefts, riots, wars or otherwise, or in consequence of foreclosures, attachments, levies or executions (other than by Lessor and those claiming from, through or under Lessor) is assumed by Lessee and, Lessor shall in no event be answerable or accountable therefor nor shall any of the events mentioned in this Section entitle Lessee to any abatement of Rent except as specifically provided in this Lease.

                                  ARTICLE XXII

                                 INDEMNIFICATION

      NOTWITHSTANDING THE EXISTENCE OF ANY INSURANCE OR SELF INSURANCE PROVIDED FOR IN ARTICLE XIII, AND WITHOUT REGARD TO THE POLICY LIMITS OF ANY SUCH INSURANCE OR SELF INSURANCE, LESSEE WILL PROTECT, INDEMNIFY, SAVE HARMLESS AND DEFEND LESSOR FROM AND AGAINST ALL LIABILITIES, OBLIGATIONS, CLAIMS, DAMAGES, PENALTIES, CAUSES OF ACTION, COSTS AND EXPENSES (INCLUDING, WITHOUT LIMITATION, REASONABLE ATTORNEYS' FEES AND EXPENSES), TO THE EXTENT PERMITTED BY LAW, IMPOSED UPON OR INCURRED BY OR ASSERTED AGAINST LESSOR BY REASON OF: (A) ANY ACCIDENT, INJURY TO OR DEATH OF PERSONS OR LOSS OF PERSONAL PROPERTY OCCURRING ON OR ABOUT THE LEASED PROPERTY OR ADJOINING SIDEWALKS, INCLUDING WITHOUT LIMITATION ANY CLAIMS OF MALPRACTICE, (B) ANY USE, MISUSE, NO USE, CONDITION, MAINTENANCE OR REPAIR BY LESSEE OF THE LEASED PROPERTY, (C) ANY IMPOSITIONS (WHICH ARE THE OBLIGATIONS OF LESSEE TO PAY PURSUANT TO APPLICABLE PROVISIONS OF THIS LEASE), (D) ANY FAILURE ON THE PART OF LESSEE TO PERFORM OR COMPLY WITH ANY OF THE TERMS OF THIS LEASE, AND (E) THE NON-PERFORMANCE OF ANY OF THE TERMS AND PROVISIONS OF ANY AND ALL EXISTING AND FUTURE SUBLEASES OF THE LEASED PROPERTY TO BE PERFORMED BY THE LANDLORD (LESSEE) THEREUNDER. ANY AMOUNTS WHICH BECOME PAYABLE BY LESSEE UNDER THIS SECTION SHALL BE PAID WITHIN TEN (10) DAYS AFTER LIABILITY THEREFOR ON THE PART OF LESSOR IS DETERMINED BY LITIGATION OR OTHERWISE AND, IF NOT TIMELY PAID, SHALL BEAR A LATE CHARGE (TO THE EXTENT PERMITTED BY LAW) AT THE OVERDUE RATE FROM THE DATE OF SUCH DETERMINATION TO THE DATE OF PAYMENT. LESSEE, AT ITS EXPENSE, SHALL CONTEST, RESIST AND DEFEND ANY SUCH CLAIM, ACTION OR PROCEEDING ASSERTED OR INSTITUTED AGAINST LESSOR OR MAY COMPROMISE OR OTHERWISE DISPOSE OF THE SAME AS LESSEE AND LESSOR SEE FIT. NOTHING HEREIN SHALL BE CONSTRUED AS INDEMNIFYING LESSOR AGAINST ITS OWN NEGLIGENCE OR OMISSIONS OR WILLFUL MISCONDUCT. LESSEE'S LIABILITY FOR A BREACH OF THE PROVISIONS OF THIS ARTICLE SHALL SURVIVE ANY TERMINATION AND THE EXPIRATION OF THIS LEASE.

                                 ARTICLE XXIII

                            SUBLETTING AND ASSIGNMENT

      23.1 SUBLETTING AND ASSIGNMENT. Lessee shall not assign the Lease or sublease the Leased Property or engage any Management Company or allow any tenants of the building to engage any Management Company without Lessor's prior written consent, which consent shall not be unreasonably withheld. Lessee agrees to execute (or require the tenants to execute, if applicable) a subordination agreement relating to Management Agreements entered into in connection to the Leased Property, which subordination agreement shall be in such form and content as reasonably acceptable to the Lessor. Any sublease approved by Lessor shall be subordinate to this Lease and may be terminated or left in place by Lessor in the event of a termination of this Lease. Lessor shall not unreasonably withhold its consent to any other or further subletting or assignment; provided that (a) in the case of a subletting, the sublessee shall comply with the provisions of this Article XXIII, (b) in the case of an assignment, the assignee shall assume in writing and agree to keep and perform all of the terms of this Lease on the part of Lessee to be kept and performed and shall be and become jointly and severally liable with Lessee for the performance thereof, (c) an original counterpart of each such sublease and assignment and assumption, duly executed by Lessee and such sublessee or assignee, as the case may be, in form and substance satisfactory to Lessor, shall be delivered promptly to Lessor, and (d) in case of either an assignment or subletting, Lessee shall remain primarily liable, as principal rather than as surety, for the prompt payment of the Rent and for the performance and observance of all of the covenants and conditions to be performed by Lessee hereunder. Notwithstanding anything contained herein to the contrary, Lessor and Lessee agree that all subleases, including, without limitation, all physician subleases (whether individually or physician groups) must provide (i) for a minimum lease term of sixty (60) months from the date that such sublessee or physician opens to the public for business; (ii) must be in compliance with all Legal Requirements, including, without limitation, all Stark and Anti-Kickback rules and regulations as described in Section 8.4 hereof and Lessor shall have the right, in its reasonable discretion, to review and approve/disapprove such compliance before consenting thereto; (iii) each sublessee and physician must sign a personal guaranty guaranteeing the full payment and performance under the sublease; and (iv) must not violate the use restrictions as set forth in Section
7.2 of this Lease. If conditions (i) through (iii) are not met, then Lessor's disapproval of any subleases not containing such terms and conditions shall be deemed reasonable. Notwithstanding anything contained herein to the contrary, Lessee has (i) entered into a sublease with Triumph Southwest, L.P. ("Triumph"), a Texas limited partnership (the "Triumph Sublease") whereby the Lessee has subleased certain space in the Leased Property to Triumph for use as a long term acute care hospital upon terms and conditions which are reasonably acceptable to the Lessor, (ii) delivered to the Lessor a true, correct and complete executed copy of the Triumph Sublease, and (iii) caused Triumph to purchase a certificate of deposit (the "Triumph CD") in the amount of Four Hundred Thousand and No/100 Dollars ($400,000.00) with First Capital Bank, CD Number 46-0072884. Lessee warrants, represents and confirms that Triumph has granted to Lessor under the Triumph Sublease a security interest in the Triumph CD, and shall promptly furnish Lessor with evidence that the Triumph CD has been obtained. Within fifteen (15) days from the date hereof, Lessee shall cause Triumph to execute all documents (including, without limitation, all bank/lender required documents) necessary for Lessor to evidence and perfect its security interest in the Triumph CD. At the end of the Construction Period, Lessee shall obtain or cause Triumph to obtain and deliver to the Lessor an unconditional and irrevocable letter of credit from a bank acceptable to the Lessor (the "Triumph Letter of Credit") naming Lessor beneficiary thereunder, in an amount equal to Four Hundred Thousand and No/100 Dollars ($400,000.00), which Triumph Letter of Credit shall be substituted for the Triumph CD and the pledge of the Triumph CD shall be released.

      23.2  ATTORNMENT. Lessee shall insert in each sublease permitted under
Section 23.1 provisions to the effect that (a) such sublease is subject and subordinate to all of the terms and provisions of this Lease and to the rights of Lessor hereunder, (b) in the event this Lease shall terminate before the expiration of such sublease, the sublessee thereunder will, at Lessor's option, attorn to Lessor and waive any right the sublessee may have to terminate the sublease or to surrender possession thereunder, as a result of the termination of this Lease, (c) that sublessee shall from time to time upon request of Lessee or Lessor furnish within ten (10) days an estoppel certificate relating to the sublease, and (d) in the event the sublessee receives a written notice from Lessor or Lessor's assignees, if any, stating that Lessee is in default under this Lease, the sublessee shall thereafter be obligated to pay all rentals accruing under said sublease directly to the party giving such notice, or as such party may direct. All rentals received from the sublessee by Lessor or Lessor's assignees, if any, as the case may be, shall be credited against the amounts owing by Lessee under this Lease.

      23.3 SUBLEASE LIMITATION. Anything contained in this Lease to the contrary notwithstanding, Lessee shall not sublet the Leased Property on any basis such that the rental to be paid by the sublessee thereunder would be based, in whole or in part, on either (a) the income or profits derived by the business activities of the sublessee, or

(b) any other formula such that any portion of the sublease rental received by Lessor would fail to qualify as "rents from real property" within the meaning of
Section 856(d) of the Code, or any similar or successor provision thereto. Provided also, Lessee shall not sublet any portion of the Leased Property for a term extending beyond the Fixed Term hereof without the express consent of Lessor.

                                  ARTICLE XXIV

                 OFFICER'S CERTIFICATES AND FINANCIAL STATEMENTS

            (a) At any time and from time to time within twenty (20) days following written request by Lessor, Lessee will furnish to Lessor an Officer's Certificate certifying that this Lease is unmodified and in full force and effect (or that this Lease is in full force and effect as modified and setting forth the modifications) and the dates to which the Rent has been paid. Any such Officer's Certificate furnished pursuant to this Article may be relied upon by Lessor and any prospective purchaser of the Leased Property.

            (b) Lessee will furnish and cause Guarantors to furnish the following statements to Lessor, which must be in such form and detail as Lessor may from time to time, but not unreasonably, request:

            (c)   (i)   within ninety (90) days after the end of each of
      Lessee's fiscal years, a copy of the Statements of Cash Flow for the preceding fiscal year and an Officer's Certificate stating that to the best of the signer's knowledge and belief after making due inquiry, Lessee is not in default in the performance or observance of any of the terms of this Lease and no condition currently exists that would, but for the giving of any required notice or expiration of any applicable cure period, constitute an Event of Default, or, if Lessee shall be in default to its knowledge, specifying all such defaults, the nature thereof and the steps being taken to remedy the same, and

                  (ii) within ninety (90) days after the end of each year, audited financial statements of Lessee, the Guarantors and the operations performed in the Facility, by a nationally recognized accounting firm or an independent certified public accounting firm acceptable to Lessor, which statements shall include a balance sheet and statement of income and expenses and changes in cash flow all in accordance with generally accepted accounting principles, and

                  (iii) within forty-five (45) days after the end of each quarter, current financial statements of Lessee, Guarantors and the operations performed in the Facility certified to be true and correct in all material respects by an officer of Lessee or the Guarantors, as applicable, and

                  (iv) within thirty (30) days after the end of each month current operating statements of the Leased Property, including, but not limited to operating statistics, certified to be true and correct by an officer of the Lessee and the Guarantors, as applicable, and

                  (v) within ten (10) days of receipt, any and all notices (regardless of form) from any and all licensing and/or certifying agencies that the license and/or the Medicare and/or Medicaid certification and/or managed care contract of the Facility is being downgraded to a substandard category, revoked, or suspended, or that action is pending or being considered to downgrade to a substandard category, revoke, or suspend such Facility's license or certification.

                  (vi) with reasonable promptness, such other information respecting the financial condition and affairs of Lessee and the Guarantors as Lessor may reasonably request from time to time.

                                   ARTICLE XXV

                                   INSPECTION

      Lessee shall permit Lessor and its authorized representatives to inspect the Leased Property during usual business hours subject to any security, health, safety or confidentiality requirements of Lessee, any governmental agency, any Insurance Requirements relating to the Leased Property, or imposed by law or applicable regulations. Lessee shall pay to Lessor on the Commencement Date an amount equal to Three Thousand Seven Hundred Fifty and 00/100 Dollars ($3,750.00) to cover the cost of the physical inspections of the Leased Property. Then, commencing on January 1, 2005, and continuing on January 1 of each year thereafter throughout the Term of this Lease, the inspection fee to be paid by Lessee shall increase at the rate of one and one-quarter percent (1.25%) per annum.

                                  ARTICLE XXVI

                                    NO WAIVER

      No failure by Lessor or Lessee to insist upon the strict performance of any term hereof or to exercise any right, power or remedy consequent upon a breach thereof, and no acceptance of full or partial payment of Rent during the continuance of any such breach, shall constitute a waiver of any such breach or any such term. To the extent permitted by law, no waiver of any breach shall affect or alter this Lease, which shall continue in full force and effect with respect to any other then existing or subsequent breach.

                                 ARTICLE XXVII

                               REMEDIES CUMULATIVE

      To the extent permitted by law, each legal, equitable or contractual right, power and remedy of Lessor or Lessee now or hereafter provided either in this Lease or by statute or otherwise shall be cumulative and concurrent and shall be in addition to every other right, power and remedy and the exercise or beginning of the exercise by Lessor or Lessee of any one or more of such rights, powers and remedies shall not preclude the simultaneous or subsequent exercise by Lessor or Lessee of any or all of such other rights, powers and remedies.

                                 ARTICLE XXVIII

                                    SURRENDER

      No surrender to Lessor of this Lease or of the Leased Property or any part of any thereof, or of any interest therein, shall be valid or effective unless agreed to and accepted in writing by Lessor and no act by Lessor or any representative or agent of Lessor, other than such a written acceptance by Lessor, shall constitute an acceptance of any such surrender.

                                  ARTICLE XXIX

                               NO MERGER OF TITLE

      There shall be no merger of this Lease or of the leasehold estate created hereby by reason of the fact that the same person, firm, corporation or other entity may acquire, own or hold, directly or indirectly, (a) this Lease or the leasehold estate created hereby or any interest in this Lease or such leasehold estate and (b) the fee estate in the Leased Property.

                                  ARTICLE XXX

                               TRANSFERS BY LESSOR

      If Lessor or any successor owner of the Leased Property shall convey the Leased Property in accordance with the terms hereof, other than as security for a debt, and the grantee or transferee of the Leased Property shall expressly assume all obligations of Lessor hereunder arising or accruing from and after the date of such conveyance or transfer, and shall be reasonably capable of performing the obligations of Lessor hereunder, Lessor or such successor owner, as the case may be, shall thereupon be released from all future liabilities and obligations of the Lessor under this Lease arising or accruing from and after the date of such conveyance or other transfer as to the Leased Property and all such future liabilities and obligations shall thereupon be binding upon the new owner.

                                  ARTICLE XXXI

                                 QUIET ENJOYMENT

      So long as Lessee shall pay all Rent as the same becomes due and shall fully comply with all of the terms of this Lease and fully perform its obligations hereunder and under the Other Lease, Lessee shall peaceably and quietly have, hold and enjoy the Leased Property for the Term hereof, free of any claim or other action by Lessor or anyone claiming by, through or under Lessor, but subject to all liens and encumbrances of record as of the date hereof or hereafter consented to by Lessee. No failure by Lessor to comply with the foregoing covenant shall give Lessee any right to cancel or terminate this Lease, or to fail to pay any other sum payable under this Lease, or to fail to perform any other obligation of Lessee hereunder. Notwithstanding the foregoing, Lessee shall have the right by separate and independent action to pursue any claim it may have against Lessor as a result of a breach by Lessor of the covenant of quiet enjoyment contained in this Article.

                                 ARTICLE XXXII

                                     NOTICES

      All notices, demands, consents, approvals, requests and other communications under this Lease shall be in writing and shall be either (a) delivered in person, (b) sent by certified mail, return receipt requested, (c) delivered by a recognized delivery service or (d) sent by facsimile transmission and addressed as follows:

      (a)   if to Lessee:   Stealth, L.P.
                            c/o GP Medical Ventures, LLC
                            908 Town & Country Blvd., Suite 120
                            Houston, Texas 77024
                            Attention: Mr. Thomas A Gallagher
                            Phone: (615) 665-1223
                            Fax: (615) 665-1227

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

            with a copy to: Stealth, L.P.
                            c/o GP Medical Ventures, LLC
                            908 Town & Country Blvd., Suite 120
                            Houston, Texas 77024
                            Attention: Thomas L. Pritchett
                            Phone: (713) 984-7503

            with a copy to: Barrett B. Sutton, Jr., Esq.
                            Waller, Lansden, Dortch & Davis
                            Nashville City Center
                            511 Union Street, Suite 2100
                            Nashville, Tennessee 37219-8966
                            Phone: (615) 850-8717
                            Fax: (615) 244-6804

      (b)   if to Lessor:   MPT West Houston Hospital, L.P.
                            1000 Urban Center Drive, Suite 501
                            Birmingham, Alabama 35242
                            Attn.: Edward K. Aldag, Jr.
                            Phone: (205) 969-3755
                            Fax: (205) 969-3756

            with a copy to: Thomas O. Kolb, Esq.
                            Baker, Donelson, Bearman, Caldwell & Berkowitz 1600 SouthTrust Tower
                            Birmingham, Alabama 35203
                            Phone: (205) 328-0480
                            Fax: (205) 322-8007

or to such other address as either party may hereafter designate, and shall be effective upon receipt. A notice, demand, consent, approval, request and other communication shall be deemed to be duly received if delivered in person or by a recognized delivery service, when left at the address of the recipient and if send by facsimile, upon receipt by the sender of an acknowledgment or transmission report generated by the machine from which the facsimile was sent indicating that the facsimile was sent in its entirety to the recipient's facsimile number; provided that if a notice, demand, consent, approval, request or other communication is served by hand or is received by facsimile on a day which is not a Business Day, or after 5:00 p.m. on any Business Day at the addressee's location, such notice or communication shall be deemed to be duly received by the recipient at 9:00 a.m. on the first Business Day thereafter.

                                 ARTICLE XXXIII

                                    APPRAISAL

      In the event that it becomes necessary to determine the Fair Market Value, Fair Market Value Purchase Price or Fair Market Added Value of the Leased Property or a Substitute Property for any purpose of this Lease, the party required or permitted to give notice of such required determination shall include in the notice the name of a person selected to act as an appraiser on its behalf. Lessor and Lessee agree that any appraisal of the Leased Property shall be without regard to the termination of this Lease and shall assume the Lease is in place for a term of fifteen (15) years, and based solely on the rents and other revenues generated and to be generated pursuant to this Lease without any regard to Lessee's operations. Within ten (10) days after receipt of any such notice, Lessor (or Lessee, as the case may be) shall by notice to Lessee (or Lessor, as the case may be) appoint a second person as an appraiser on its behalf. The appraisers thus appointed (each of whom must be a member of the American Institute of

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

Real Estate Appraisers or any successor organization thereto) shall, within forty-five (45) days after the date of the notice appointing the first appraiser, proceed to appraise the Leased Property or Substitute Property, as the case may be, to determine the Fair Market Value, Fair Market Value Purchase Price or Fair Market Added Value thereof as of the relevant date (giving effect to the impact, if any, of inflation from the date of their decision to the relevant date); provided, however, that if only one appraiser shall have been so appointed, or if two (2) appraisers shall have been so appointed but only one(1) such appraiser shall have made such determination within fifty (50) days after the making of Lessee's or Lessor's request, then the determination of such appraiser shall be final and binding upon the parties. If two (2) appraisers shall have been appointed and shall have made their determinations within the respective requisite periods set forth above and if the difference between the amounts so determined shall not exceed ten percent (10%) of the lesser of such amounts, then the Fair Market Value, Fair Market Value Purchase Price or Fair Market Added Value shall be an amount equal to fifty percent (50%) of the sum of the amounts so determined. If the difference between the amounts so determined shall exceed ten percent (10%) of the lesser of such amounts, then such two (2) appraisers shall have twenty (20) days to appoint a third appraiser, but if such appraisers fail to do so, then either party may request the American Arbitration Association or any successor organization thereto to appoint an appraiser within twenty (20) days of such request, and both parties shall be bound by any appointment so made within such 20-day period. If no such appraiser shall have been appointed within such twenty (20) days or within ninety (90) days of the original request for a determination of Fair Market Value, Fair Market Value Purchase Price or Fair Market Added Value, whichever is earlier, either Lessor or Lessee may apply to any court having jurisdiction to have appointment made by such court. Any appraiser appointed, by the American Arbitrator Association or by such court shall be instructed to determine the Fair Market Value or Fair Market Added Value within thirty (30) days after appointment of such appraiser. The determination of the appraiser which differs most in terms of dollar amount from the determinations of the other two (2) appraisers shall be excluded, and fifty percent (50%) of the sum of the remaining two (2) determinations shall be final and binding upon Lessor and Lessee as the Fair Market Value, Fair Market Value Purchase Price or Fair Market Added Value for such interest. This provision for determination by appraisal shall be specifically enforceable to the extent such remedy is available under applicable law, and any determination hereunder shall be final and binding upon the parties except as otherwise provided by applicable law. Lessor and Lessee shall each pay the fees and expenses of the appraiser appointed by it and each shall pay one-half of the fees and expenses of the third appraiser and one-half of all other costs and expenses incurred in connection with each appraisal.

                                 ARTICLE XXXIV

                                 PURCHASE RIGHTS

      34.1 LESSEE'S OPTION TO PURCHASE AT THE EXPIRATION OF THE LEASE TERM. So long as Lessee is not in default under the terms of this Lease, the Other Lease, and the Tenant Leases, at the expiration of this Lease, the Lessee shall have the option, to be exercised by written notice to the Lessor within ninety (90) days from the date of the expiration of this Lease, to purchase the Leased Property at a purchase price equal to the greater of (i) the Total Development Costs (including any Capital Additions funded by the Lessor, but excluding any Capital Additions funded by the Lessee), increased at two and one-half percent (2.50%) per year, or (ii) the Fair Market Value of the Leased Property. If the Fair Market Value is greater than (i) above, and the conditions set out in Paragraph 34.5 below have been met, then Lessee shall be entitled to a credit in the amount set out in Paragraph 34.6 below. Unless expressly otherwise provided in this Section 34.1, in the event the Lessee exercises such option to purchase the Leased Property, (i) the terms set forth in Article XVIII shall apply, (ii) the deed conveying the property to Lessee shall be subject only to the Permitted Exceptions and the Declarations, and (iii) the sale/purchase must be closed within sixty (60) days after the date of the written notice from Lessee to Lessor of Lessee's intent to purchase. If Lessee does not exercise Lessee's option to purchase within said ninety (90) day period after receipt of said notice from Lessor, Lessor shall be free after the expiration of said ninety
(90) day period to sell the Leased Property to any party.

      34.2 LESSOR'S OPTION TO PURCHASE LESSEE'S PERSONAL PROPERTY. Effective on not less than ninety (90) days' prior written notice given at any time within one hundred eighty (180) days prior to the expiration of the Term

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

of this Lease, but not later than ninety (90) days prior to such expiration, or such shorter notice as shall be appropriate if this Lease is terminated prior to its expiration date, Lessor shall have the option to purchase all (but not less than all) of Lessee's Personal Property, if any, at the expiration or termination of this Lease, for an amount equal to the net sound insurable value thereof (current replacement cost less accumulated depreciation on the books of Lessee pertaining thereto), subject to, and with appropriate price adjustments for, all equipment leases, conditional sale contracts, security interests and other encumbrances to which Lessee's Personal Property is subject.

      34.3 LESSEE'S OPTION TO PURCHASE DURING THE LEASE TERM. So long as Lessee is not in default under the terms of this Lease, the Other Lease, and the Tenant Leases, Lessee and its successors will have the right, after the first full twelve (12) month period after the Completion Date, to purchase the Leased Property at any time during the Term of this Lease at a price equal to the greater of (i) a formula which generates an internal return to Lessor of at least eighteen percent (18%) (net of outstanding indebtedness on the Leased Property), determined by calculating the amount of cash contributed by Lessor and the amount of distributions received by Lessor (other than distributions to pay income taxes), or (ii) the Fair Market Value of the Leased Property. Unless otherwise provided in this Section 34.3, in the event Lessee exercises such option to purchase the Leased Property, (i) the terms set forth in Article XVIII shall apply, (ii) the deed conveying the property to Lessee shall be subject only to the Permitted Exceptions and the Declaration, and (iii) the sale/purchase must be closed within sixty (60) days after the date of the written notice from Lessee to Lessor of Lessee's intent to purchase.

      34.4 LESSEE'S RIGHT OF FIRST OFFER. So long as Lessee is not in default under the terms of this Lease, the Other Lease and the Tenant Leases, during the Term of this Lease, Lessee shall have a right of first offer to purchase the Leased Property in the event Lessor decides to sell the Leased Property to a third party. Lessor shall give Lessee notice of its intent to sell the Leased Property. Lessee shall notify Lessor in writing no later than the fifteen (15) days after the date of such notice from the Lessor of its intention to purchase the Leased Property and such notice shall specifically set forth the terms and conditions of such proposed purchase. If Lessee makes an offer acceptable to Lessor, Lessee must close such purchase within forty-five (45) days of Lessor's acceptance of Lessee's offer or the Lessee's rights under this Section 34.4 shall be null and void. In the event Lessee exercises such option to purchase the Leased Property, (i) the terms set forth in Article XVIII shall apply, and
(ii) the deed conveying the property to Lessee shall be subject only to the Permitted Exceptions and the Declarations.

      34.5 LESSEE'S FEE ON REFINANCING. Should the Lessee cause an investment grade credit rated guarantor to guarantee this Lease and Lessor sells the Leased Property at a cap rate below 9.65%, Lessor will pay to the Developer as funds are received by Lessor twenty-five percent (25%) of the additional sales proceeds generated from the sale at the lower cap rate versus what a sale would have generated using a 9.65% cap rate for the Leased Property. A discount in the same amount will be credited to Lessee herein should Lessee exercise any right to purchase the Leased Property as provided herein.

      34.6 SURVIVAL. Lessee's purchase rights under this Article 34 or elsewhere in this Lease shall survive the sale or conveyance of the Facility and shall run with this Lease in favor of Lessee's successors and assigns.

                                  ARTICLE XXXV

                                DEFAULT BY LESSOR

      35.1 DEFAULT BY LESSOR. Lessor shall be in default of its obligations under this Lease if Lessor shall fail to observe or perform any term, covenant or condition of this Lease on its part to be performed and such failure shall continue for a period of forty-five (45) days after written notice thereof from Lessee, unless such failure cannot with due diligence be cured within a period of forty-five (45) days, in which case such failure shall not be deemed to continue if Lessor, within said forty-five (45) day period, proceeds promptly and with due diligence to cure the failure and diligently completes the curing thereof. The time within which Lessor shall be obligated to cure any such failure shall also be subject to extension of time due to the occurrence of any Unavoidable Delay. In the event Lessor fails to cure any such default within the grace period described above, Lessee, without waiving or releasing any obligations hereunder, and in addition to all other remedies available to Lessee hereunder or at law or in equity, may, after twenty (20) Business Days' prior written notice to Lessor, purchase the Leased Property from Lessor for a purchase price equal to the Fair Market Value Purchase Price of the Leased Property. In the event Lessee elects to purchase the Leased Property, it shall deliver a notice thereof to Lessor specifying a payment date occurring no less than one hundred eighty (180) days subsequent to the date of such notice on which it shall purchase the Leased Property, and the same shall be thereupon conveyed in accordance with the provisions of Article XVIII.

      35.2 DEFAULT BY LESSOR UNDER DEVELOPMENT AGREEMENT. In the event Lessor defaults under the terms of the Development Agreement, then in such event Lessee shall provide written notice of such default to Lessor. Upon the expiration of ninety (90) days following the giving of such notice, if Lessor (i) has failed to cure such default or (ii) in the case of a default (other than the payment of money) which by its nature cannot be completely cured within such ninety (90) day period, Lessor does not within such period commence to cure the default, and diligently pursue and complete the cure in a reasonable period of time, then in either such event, Lessee may cure such default and perform the obligations of Lessor which have not been fully performed. Lessor shall immediately upon demand reimburse Lessee for all reasonable out-of-pocket costs and expenses incurred by Lessee in connection with the foregoing cure. The aforesaid ninety (90) day period of time permitted for Lessor to cure its default shall be extended if the default cannot be cured within the time period allowed herein, so long as Lessor is diligently attempting to cure. Such cure period shall also be extended for a reasonable period of time during which Lessor is delayed in, or prevented from, curing due to fire or other casualty, acts of God, strikes, lockouts, power shortages or outages, enactment, adoption, or promulgation of new laws, or the application or enforcement of laws.

      35.3 LESSEE'S RIGHT TO CURE. Subject to the provisions of Section 35.1 and 35.2, if Lessor shall breach any covenant to be performed by it under this Lease, Lessee, after twenty (20) Business Days' prior written notice to and demand upon Lessor in accordance with Section 35.1, without waiving or releasing any obligation of Lessor hereunder, and in addition to all other remedies available hereunder and at law or in equity to Lessee, may (but shall be under no obligation at any time thereafter to) make such payment or perform such act for the account and at the expense of Lessor. All reasonable sums so paid by Lessee and all reasonable out-of-pocket costs and expenses (including without limitation, reasonable attorneys' fees) so incurred, together with interest thereon at the Overdue Rate from the date on which such sums or expenses are paid or incurred by Lessee, shall be paid by Lessor to Lessee on demand. The rights of Lessee hereunder to cure and to secure payment from Lessor in accordance with this Section 35.3 shall survive the termination of this Lease.

                                 ARTICLE XXXVI

                                   ARBITRATION

                             [Intentionally Omitted]

                                 ARTICLE XXXVII

                        FINANCING OF THE LEASED PROPERTY

      37.1 FINANCING BY LESSOR. Lessor agrees that, if it grants or creates any mortgage, lien, encumbrance or other title retention agreement ("Encumbrances") upon the Leased Property, Lessor will use its good faith reasonable efforts to obtain an agreement from the holder of each such Encumbrance whereby such holder agrees (a) to give Lessee the same notice, if any, given to Lessor of any default or acceleration of any obligation underlying any such Encumbrance or any sale in foreclosure of such Encumbrance, (b) to permit Lessee, after thirty (30) days prior written notice, to cure any such default on Lessor's behalf within any applicable cure period, in which event Lessor agrees to reimburse Lessee for any and all reasonable out-of-pocket costs and expenses incurred to effect any such cure (including reasonable attorneys' fees), (c) to permit Lessee to appear with its representatives and to bid at

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

any foreclosure sale with respect to any such Encumbrance, (d) that, if subordination by Lessee is requested by the holder of each such Encumbrance, to enter into an agreement with Lessee containing the provisions described in
Article XXXVIII of this Lease, and (e) Lessor and Lessor's successor and assigns, further agree that no such Encumbrance shall in any way prohibit, derogate from, or interfere with Lessee's right and privilege to collaterally assign its leasehold and contract rights hereunder provided such collateral assignment and rights granted to the assignee thereunder shall be subordinate to the rights of the holder of an Encumbrance as provided in Article XXXVIII hereof.

                                ARTICLE XXXVIII

                        SUBORDINATION AND NON-DISTURBANCE

      At the request from time to time by one or more holders of a mortgage or deed of trust that may hereafter be placed by Lessor upon the Leased Property or any part thereof, and any and all renewals, replacements, modifications, consolidations, spreaders and extensions thereof, within thirty (30) days from the date of request, Lessee shall execute and deliver, and shall have all subtenants or sublessees of the Leased Property execute and deliver, to such holders a written agreement in a form acceptable to such holder whereby Lessee and such subtenants and sublessees subordinate this Lease and all of their rights and estate hereunder to each such mortgage or deed of trust that encumbers the Leased Property or any part thereof and agree with each such holder that Lessee and all such subtenants and sublessees will attorn to and recognize such holder or the purchaser at any foreclosure sale or any sale under a power of sale contained in any such mortgage or deed of trust, as the case may be, as Lessor under this Lease for the balance of the Term then remaining, subject to all of the terms and provisions of this Lease; provided, however, subject to the provisions of Section 39.18 hereof, that each such holder simultaneously executes and delivers a written agreement (a) consenting to this Lease and agreeing that, notwithstanding any such other mortgage, deed of trust, right, title or interest, or any default, expiration, termination, foreclosure, sale, entry or other act or omission under, pursuant to or affecting any of the foregoing, Lessee and such subtenants and sublessees shall not be disturbed in peaceful enjoyment of the Leased Property or the subleased property (as applicable) nor shall this Lease (nor the applicable subleases) be terminated or canceled at any time, except in the event Lessee or such applicable subtenant or sublessee is in default under this Lease or the Other Lease, or the applicable subleases, Lessor shall have the right to terminate this Lease or the applicable subleases under the terms and provisions expressly set forth herein or therein;
(b) agreeing that for any period while it is Lessor hereunder, it will perform, fulfill and observe all of Lessor's representations, warranties and agreements set forth herein; and (c) agreeing, unless otherwise expressly provided in the mortgage or deed of trust, that all proceeds of the casualty insurance described in Article XIV of this Lease and all Awards described in Article XV will be made available for restoration of the Leased Property as and to the extent required by this Lease, subject only to reasonable regulation regarding the disbursement and application thereof.

      Subject to the provisions of Section 39.18 hereof, Lessor will obtain from the holder of any mortgage or deed of trust existing as of the date of this Lease that encumbers the Leased Property to execute and deliver to Lessee a non-disturbance agreement confirming the provisions of subparagraphs (a) through
(c) of this Article XXXVIII.

                                 ARTICLE XXXIX

                                  MISCELLANEOUS

      39.1 GENERAL. Anything contained in this Lease to the contrary notwithstanding, all claims against, and liabilities of, Lessee or Lessor arising prior to any date of expiration or termination of this Lease shall survive such expiration or termination. If any term or provision of this Lease or any application thereof shall be invalid or unenforceable, the remainder of this Lease and any other application of such term or provision shall not be affected thereby. If any late charges provided for in any provision of this Lease are based upon a rate in excess of the maximum rate permitted by applicable law, the parties agree that such charges shall be fixed at the maximum

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

permissible rate. Neither this Lease nor any provision hereof may be changed, waived, discharged or terminated except by an instrument in writing and in recordable form signed by Lessor and Lessee. All the terms and provisions of this Lease shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. The headings in this Lease are for convenience of reference only and shall not limit or otherwise affect the meaning hereof. This Lease shall be governed by and construed in accordance with the laws of Alabama but not including its conflict of laws rules.

      39.2 TRANSFER OF LICENSES. Upon the expiration or earlier termination of the Term, and except as prohibited by law, Lessee shall transfer to Lessor or Lessor's nominee, without additional consideration to Lessee, all licenses (except Lessee's operating licenses), operating permits and licenses and other governmental authorizations and all contracts, including contracts with governmental or quasi-governmental entities which may be necessary or useful in the operation of the Facility. Lessee hereby grants to Lessor a landlord's lien on such operating permits and licenses and other governmental authorizations and all contracts, including contracts with governmental or quasi-governmental entities which may be necessary or useful in the operation of the Facility.

      39.3 LESSOR'S EXPENSES. In addition to other provisions herein, Lessee agrees and shall pay and/or reimburse Lessor's reasonable costs and expenses, including legal fees, incurred or resulting from and relating to (a) requests by Lessee for approval or consent under this Lease Agreement; or (b) any circumstances or developments which give rise to Lessor's right of consent or approval; or (c) circumstances resulting from any action or inaction by Lessee contrary to the lease provisions; or (d) a request for changes including, but not limited to, (i) the permitted use of the Leased Property, (ii) alterations and improvements to the Leased Improvements, (iii) subletting or assignment, or
(iv) any other changes in the terms, conditions or provisions of this Lease. Such expenses and fees shall be paid by Lessee within thirty (30) days of the submission of a statement for the same or such amount(s) shall become Additional Charges and subject to the Overdue Rate after the 30 days.

      39.4 ENTIRE AGREEMENT; MODIFICATIONS. This Lease embodies and constitutes the entire understanding between the parties with respect to the transactions contemplated herein, and all prior to contemporaneous agreements, understandings, representations and statements (oral or written) are merged into this Lease. Neither this Lease nor any provision hereof may be modified or amended except by an instrument in writing signed by Lessor and Lessee.

      39.5 GUARANTY. At the time of the execution and delivery of this Lease by Lessee to Lessor, Lessee shall simultaneously therewith deliver to the Lessor a Lease Guaranty in a form satisfactory to Lessor, whereby the Guarantors shall absolutely and irrevocably guarantee the full payment and performance of all of Lessee's obligations under this Lease.

      39.6 LESSOR'S RIGHT TO SELL. Lessee understands that Lessor may sell its interest in the Leased Property in whole or in part. The Lessee agrees that any purchaser may exercise any and all rights of Lessor, as fully as if such had made the purchase of the Leased Property directly as set out in the Purchase Agreement; provided, however, such purchaser shall be subject to the same restrictions imposed upon Lessor hereunder and Lessee's rights to purchase the Leased Property as described in Article 34 or elsewhere in this Lease shall survive any such transfer. Lessor may divulge to any such purchaser all information, reports, financial statements, certificates and documents obtained by it from Lessee. Notwithstanding anything contained herein to the contrary, so long as Lessee is not in default under the terms of this Lease, Lessor shall not sell the Leased Property, nor shall Lessor transfer any partnership interest in itself or any interest in its general partnership, to a Direct Competitor of Lessee, without the consent of the Lessee, which consent shall not be unreasonably withheld, conditioned or delayed.

      39.7 FUTURE FINANCING. Lessee hereby agrees that if at any time during the Term Lessee purchases or contemplates the purchase of a facility, or property to be used, for the operation of a business for the Primary Intended Use, Lessee shall notify Lessor in writing of such purchase or contemplated purchase, and Lessor shall have the first opportunity to provide financing for such purchase upon terms mutually agreeable to Lessor and Lessee.

      39.8 REFINANCING OF FACILITY. In the event Lessor refinances the Facility in an amount greater than the amount of any original financing of the Facility, and Lessee causes an investment grade credit rated guarantor to guarantee this Lease in connection with such refinancing, as provided in Section 34.5 hereof, then Lessee shall be entitled to receive a credit enhancement fee equal to one percent (1%) of the amount of such refinancing.

      39.9 SUBORDINATION OF LESSEE AND GUARANTORS. Lessee and Guarantors agree that, unless otherwise expressly set forth herein all fees due and payable under any Management Agreements relating to the Leased Property shall be subordinate to all monetary obligations under this Lease. All Management Agreements entered into relating to the Leased Property shall expressly contain an acknowledgment of such subordination. At the request of the Lessor from time to time, Lessee shall execute, and obtain from all parties subject to such Management Agreements executed written confirmation of such subordination, which shall be delivered to Lessor within twenty (20) days from Lessor's request.

      39.10 LETTER OF CREDIT. Simultaneously with the execution and delivery of this Lease to Lessor, Lessee has arranged to purchase a certificate of deposit (the "CD") in the amount of One Million Nine Hundred Five Thousand Two Hundred Thirty Four and No/100 Dollars ($1,905,234.00) with SouthTrust Bank, N.A. At the end of the Construction Period, Lessee shall obtain and deliver to the Lessor an unconditional and irrevocable letter of credit from a bank acceptable to the Lessor (the "Letter of Credit") naming Lessor beneficiary thereunder, in an amount equal to One Million Nine Hundred Five Thousand Two Hundred Thirty Four and No/100 Dollars ($1,905,234.00), which Letter of Credit shall be substituted for the CD and the pledge of the CD shall be released. Subject to the provisions in the next succeeding sentence, the Letter of Credit shall remain outstanding for the entire term of this Lease. Notwithstanding the foregoing, the Letter of Credit shall be released in two increments of fifty percent (50%) of the total amount of the Letter of Credit over the two (2) year period following the Burn-Off Date (as herein defined), at such time as the Lessee generates a total Rent coverage (which Rent, for this purpose shall not include Additional Charges) from EBITDAR of at least two hundred percent (200%) for twelve (12) consecutive months (the date on which Lessee meets such coverage ratio being referred to herein as the "Burn-Off Date"); provided, however, that such Letter of Credit shall be reinstated within fifteen (15) days following the end of any Fiscal Quarter in which Lessee fails to so generate a total Rent coverage of at least two hundred percent (20%) for such Fiscal Quarter.

      Lessee hereby grants to Lessor a security interest in the CD and shall promptly furnish Lessor with evidence that the CD has been obtained. Lessee shall, within fifteen (15) days from the date hereof, execute all documents (including, without limitation, all bank/lender required documents) necessary for Lessor to evidence and perfect its security interest in the CD.

      In addition to the pledge of the CD and delivery of the Letter of Credit, Lessee has obtained and delivered to the Lessor simultaneously with the Lessee's execution of this Lease the Triumph CD as described in Section 23.1 of this Lease.

      39.11 ADDITIONAL LETTER OF CREDIT. In the event Lessee obtains a letter of credit or other form of credit enhancement from a sublessee, subtenant, operating company, management company, or any other individual or entity relating to the Facility, (the "Additional Letter of Credit"), such Additional Letter of Credit shall name Lessor as a beneficiary thereunder and shall be in a form reasonably acceptable to Lessor. Lessee hereby grants to Lessor a security interest in the Additional Letter of Credit. Lessee shall, within fifteen (15) day from the end of the Construction Period, execute all documents (including, without limitation, all bank/lender required documents) necessary for Lessor to perfect its security interest in the Additional Letter of Credit.

      39.12 PURCHASE OF ADDITIONAL REAL ESTATE; RIGHT OF FIRST OFFER AND OPTION TO PURCHASE ADDITIONAL REAL ESTATE.

            (a) Lessor has purchased, or shall purchase promptly upon the execution of this Lease, the Additional Real Estate and the total purchase price paid by the Lessor for the Additional Real Estate shall be added to the Total Development Costs and paid pursuant to Section 3.1 of this Lease.

            (b) So long as Lessee is not in default hereunder and there is no default under the Other Lease and the Tenant Leases, beyond all applicable notice and cure periods, Lessee shall have a right of first offer to purchase all (or a portion thereof) of the undeveloped Additional Real Estate not used for the construction or in connection with the use of the Facility or the MOB Facility in the event Lessor decides to sell same to a third party. Lessor shall give Lessee written notice of its intent to sell. Lessee shall notify Lessor in writing no later than thirty (30) days after such notice from Lessor of its intention to purchase such Additional Real Estate and such notice shall specifically set forth the terms and conditions of such proposed purchase; provided, however, at a minimum the purchase price shall not be less than the purchase price paid by Lessor for such Additional Real Estate (pro rated per acre). If Lessee makes an offer acceptable to Lessor, Lessee must close such purchase in accordance with Article XVIII hereof and within ninety (90) days of Lessor's acceptance of Lessee's offer, or Lessee's rights under this Section 39.12 shall be null and void.

            (c) So long as Lessee is not in default hereunder and there is no default under the Other Lease and the Tenant Leases, beyond all applicable notice and cure periods, Lessee shall have the right and option to purchase all (or a portion thereof) of the undeveloped Additional Real Estate not used for the construction of or in connection with the use of the Facility or the MOB Facility. The purchase price for such undeveloped Additional Real Estate shall be the purchase price paid by the Lessor for such Additional Real Estate (pro rated per acre). Lessee shall notify Lessor in writing of its intent to purchase and the purchase shall be closed in accordance with Article XVIII hereof, within ninety (90) days from the date of such notice, or Lessee's rights under this Section 39.12 shall be null and void.

            (d) Lessee shall not develop the Additional Real Estate unless and until the Lessee purchases the Additional Real Estate as provided herein. Lessee hereby grants Lessor a right of first refusal with respect to the financing of any such development. Lessee shall provide Lessor prompt notice of its intent to develop the Additional Real Estate and shall include the proposed terms thereof. Lessor shall have fifteen (15) days from receipt of such notice in which to exercise the foregoing right of first refusal. So long as Lessee is not in default under the terms of this Lease and there is no default under the Other Lease and/or Tenant Leases beyond all applicable cure periods, Lessor agrees that it will not develop or sell the Additional Real Estate for a period of thirty-six (36) months after the date on which the certificate of occupancy has been issued for the operation of a general acute care hospital facility on the Leased Property.

            (e) In the event Lessee elects to purchase the Additional Real Estate in portions, Lessee shall, at its expense, be responsible for complying with all subdivision rules and regulations relating to the Additional Real Estate and shall provide to Lessor prior to the closing of such purchase an ALTA survey and a title insurance commitment/policy of the portion of the Additional Real Estate being purchased.

      39.13 CHANGE IN OWNERSHIP/CONTROL. So long as this Lease remains in effect, Lessee shall not permit more than five percent (5%) of its ownership to be held by persons other than (i) its general partner and Affiliates of its general partner, and (ii) individuals who are licensed physicians or entities comprised of individuals who are licensed physicians actively practicing full time clinical medicine in Houston, Texas, some of whom have active staff privileges at the Facility, and the aggregate ownership of the limited partners shall not be reduced below the aggregate ownership of the limited partners as of the date hereof.

      39.14 LESSOR SECURITIES OFFERING AND FILINGS. Notwithstanding anything contained herein to the contrary, Lessee agrees to cooperate with Lessor and MPT in connection with any securities offerings and filings and in connection therewith, the Lessor and MPT have the right of access to the Facility and all documentation and information relating to the Facility and have the right to disclose any information regarding this Lease, the Lessee, the Leased Property, the Facility, and such other additional information which Lessor and/or MPT may reasonably deem necessary.

      39.15 LESSEE APPROVAL RIGHTS. Notwithstanding anything contained herein to the contrary, Lessor acknowledges and agrees that Lessee shall have the right to approve all of the following, which approval Lessee shall not unreasonably withhold, condition or delay. In the event Lessee fails to provide its written approval of such items within fifteen (15) days after request, such items shall be deemed to have been approved. All of the capitalized terms in quotation marks in this Section 39.15 shall have the meaning ascribed in the Development Agreement, except as otherwise indicated. In the event of a conflict between the provisions of this Section 39.15 and any other provision of this Lease, the provisions of this Section 39.15 shall control.

      (a) All of the material terms and conditions of the "Governmental Development Approvals" and "Governmental Use Approvals."

      (b) The general contract with the "Contractor" for construction of the Leased Improvements, the contract for architectural services with the "Architect" for the design of the Leased Improvements and the contract for engineering services for the Leased Improvements with the "Engineer." Such rights to approve the foregoing contracts shall include, without limitation, the rights to approve the insurance coverage provided for all such services, including, without limitation, professional errors and omissions insurance.

      (c)   The "Final Construction Schedule" and the "Final Project Budget."

      (d)   The "Plans and Specifications."

      (e) All "Change Orders" and "Construction Change Directives" (as such terms may be defined in the general contract for construction described above in
Section 39.15(b).

      (f) Following the issuance of the Architect's certificate of "Final Completion" with respect to the Leased Improvements, Lessee may inspect the Leased Improvements and prepare and deliver to Lessor its punch list ("Punch List") setting forth all incomplete, defective or other items of construction not in conformity with the Plans and Specifications. Lessor will deliver such Punch List to the Developer for completion in accordance with the provisions of
Section 5(c) of the Development Agreement.

      39.16 PURCHASE OF GROUND LEASED LAND. So long as Lessee is not in default hereunder beyond all applicable cure periods, Lessor will exercise its right to purchase the Ground Leased Land pursuant to the terms of the Ground Lease. The total purchase price and all costs and expenses to purchase the Ground Leased Land shall be added to the Total Development Costs and Rent due hereunder shall increase in proportion to the increase in the Total Development Costs resulting from such purchase. In connection with the purchase of the Ground Leased Land, the Lessee has entered into that certain Escrow Agreement dated June ____, 2004 (the "Escrow Agreement"), with Ground Lessor, whereby all of the conveyance documents related to the purchase of the Ground Leased Land have been placed in escrow with the Escrow Agent named in the Escrow Agreement. The Escrow Agreement is non-assignable; however, Lessee hereby covenants and agrees to enforce all of its rights and perform all of its obligations under the Escrow Agreement for the benefit of the Lessor so that the Lessor may purchase the Ground Leased Land as provided in this Lease and the Ground Lease.

      39.17 RELOCATION OF PARKING AREAS. After obtaining Lessor's prior written consent, which consent shall not be unreasonably withheld, Lessee shall have the right, at Lessee's sole cost and expense and without placing or causing to be placed liens or indebtedness on the Leased Property, to relocate all or a portion of the approximately two hundred (200) parking spaces to be constructed on the Parking Tract to a mutually satisfactory location on the Additional Property, so long as (i) Lessee is not in default under the terms of this Lease, the Other Lease and/or the Tenant Leases beyond all applicable cure periods,
(ii) such relocation does not violate any Legal Requirements, (iii) Lessee has purchased that portion of the Additional Property on which the parking will be relocated, and (iv) Lessee, at its cost and expense, at Lessor's request and within a reasonable time after Lessor's request, returns the Parking Tract to the condition in which it was in on the date hereof.

      39.18 NONDISTURBANCE OF SUBLESSEES OR SUBTENANTS BY LESSOR. Except as may be required under Article XV (Condemnation) hereof, Lessor agrees that in the event of the termination of this Lease because of any breach or default by Lessee, Lessor will not terminate a sublease previously approved by the Lessor, if such sublease is in full force and effect, or otherwise disturb the possession or leasehold rights of the sublessee under the sublease, provided that such sublessee is not in default beyond applicable notice and cure periods (which shall not exceed thirty (30) days) of the sublease. Notwithstanding anything contained herein to the contrary, Lessor's agreement not to terminate the sublease or disturb the possession or leasehold rights of the sublessee is expressly conditioned upon (i) Lessor receiving from the sublessee a subordination and attornment agreement in a form reasonably satisfactory to the Lessor, (ii) sublessee not being in default under the terms of the sublease,
(iii) the sublease being in compliance with the requirements of Article XIII (Subletting and Assignment) of this Lease, (iv) all guarantors of the sublease executing and delivering to the Lessor a Guaranty substantially in the form attached to the sublease whereby the guarantor unconditionally and absolutely guarantees to the Lessor the payment and performance of the obligations under the sublease, (v) sublessee executing and delivering to Lessor within a time period to be determined by the Lessor (not to be less than five (5) business days) a subordination and attornment agreement in favor of the Lessor in form satisfactory to Lessor (which shall, at a minimum, require the sublessee and the guarantor of the sublease to deliver to Lessor the financial statements required under the sublease and within a time period to be determined by the Lessor. Notwithstanding anything contained herein, any modifications or amendments of the subleases shall not be binding on Lessor unless Lessor consents to the same and such modifications or amendments are not in violation of Article XXIII (Subletting and Assignment) hereof.

      39.19 RESTRICTIVE USE COVENANTS. At the time Lessor purchases the Ground Leased Land pursuant to Section 39.16 hereof, Lessor will execute the Declarations and promptly record same in the office of the Deed of Records of Harris County, Texas. Lessor agrees to enforce the restrictive use covenants and restrictions set forth in the Declarations relating to the Facility, and Lessee covenants and agrees to comply therewith. So long as Lessee is not in default under this Lease beyond any applicable cure period, Lessor shall not amend the Declarations or add any restrictive covenants encumbering the Leased Property without Lessee's consent, not to be unreasonably withheld, conditioned or delayed.

      39.20 TEXAS DECEPTIVE TRADE PRACTICES-CONSUMER PROTECTION ACT. Lessor and Lessee each acknowledge, on its own behalf and on behalf of its successors and assigns, that the Texas Deceptive Trade Practices-Consumer Protection Act, Subchapter E of Chapter 17 of the Texas Business and Commerce Code ("DTPA"), is not applicable to this Lease. Accordingly, the rights and remedies of Lessor and Lessee with respect to all acts or practices of the other, past, present or future, in connection with this Lease shall be governed by legal principles other than the DTPA. Lessor and Lessee each hereby waives its rights under the DTPA, a law that gives consumers special rights and protections. After consultation with an attorney of its own selection, Lessor and Lessee, respectively, voluntarily consent to this waiver.

      39.21 COUNTERPARTS. This Lease may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one and the same instrument.

                                   ARTICLE XL

                              MEMORANDUM OF LEASE

      Lessor and Lessee shall, promptly upon the request of either, enter into a short form memorandum of this Lease, in form suitable for recording under the laws of the state in which the Leased Property is located in which reference to this Lease, and all options contained herein, shall be made.

                     [SIGNATURES APPEAR ON FOLLOWING PAGES]

      IN WITNESS WHEREOF, the parties have caused this Lease to be executed and their respective seals to be hereunto affixed and attested by their respective officers thereunto duly authorized.

                                   LESSOR:

                                   MPT WEST HOUSTON HOSPITAL, L.P.

                                   BY: MPT WEST HOUSTON HOSPITAL, LLC
                                   ITS: GENERAL PARTNER
                                   BY: MPT OPERATING PARTNERSHIP, L.P.
                                   ITS: SOLE MEMBER
                                   BY: MEDICAL PROPERTIES TRUST, LLC
                                   ITS: GENERAL PARTNER
                                   BY: MEDICAL PROPERTIES TRUST, INC.
                                   ITS: SOLE MEMBER

                                   By:  /s/ Edward K. Aldag, Jr.
                                        -----------------------------------
                                   Its: President & CEO
                                        -----------------------------------

                                     LESSEE:

                                     STEALTH, L.P.

                                     By:  West Houston GP, L.P.,
                                     Its: General Partner

                                          By: West Houston Joint Ventures, Inc.,
                                          Its General Partner

                                              By:    /s/ Thomas A. Gallagher
                                                  ------------------------------
                                                     Thomas A. Gallagher

                                              Its:   President

                                        GUARANTORS:

                                        WEST HOUSTON GP, L.P.

                                        By: West Houston Joint Ventures, Inc.,
                                            Its General Partner

                                            By: /s/ Thomas A. Gallagher
                                                --------------------------------
                                                    Thomas A. Gallagher
                                            Its:    President

                                        WEST HOUSTON JOINT VENTURES, INC.

                                        By: /s/ Thomas A. Gallagher
                                            ------------------------------------
                                        Name:  Thomas A. Gallagher
                                        Title: President

STATE OF ALABAMA

COUNTY OF JEFFERSON

      This instrument was acknowledged before me on this _____ day of _____________, 2004, by __________________, as ___________________ of Medical
Properties Trust, Inc., the Sole Member of Medical Properties Trust, LLC, as General Partner of MPT Operating Partnership, L.P., as Sole Member of MPT West Houston Hospital, LLC, as General Partner of MPT West Houston Hospital, L.P., a Delaware limited partnership, on behalf of said foregoing named entities.

      WITNESS my hand and official seal.

                                            ____________________________________
                                            Notary Public

                                            My Commission Expires:______________

STATE OF _________________

COUNTY OF _______________

      This instrument was acknowledged before me on the ____ day of_____________, 2004, by Thomas A. Gallagher, President of West Houston Joint Ventures, Inc., a Tennessee corporation, the general partner of West Houston GP, L.P., a Tennessee limited partnership, the general partner of Stealth, L.P., a Delaware limited partnership, on behalf of said Delaware limited partnership.

      WITNESS my hand and official seal.

                                            ____________________________________
                                            Notary Public

                                            My Commission Expires:______________

STATE OF _________________

COUNTY OF _______________

      This instrument was acknowledged before me on the ____ day of_____________, 2004, by Thomas A. Gallagher, President of West Houston Joint Ventures, Inc., a Tennessee corporation, the general partner of West Houston GP, L.P., a Tennessee limited partnership, on behalf of said Tennessee limited partnership.

      WITNESS my hand and official seal.

                                            ____________________________________
                                            Notary Public

                                            My Commission Expires:______________

STATE OF _________________

COUNTY OF _______________

      This instrument was acknowledged before me on the ____ day of_____________, 2004, by Thomas A. Gallagher, President of West Houston Joint Ventures, Inc., a Tennessee corporation, on behalf of said Tennessee corporation.

      WITNESS my hand and official seal.

                                            ____________________________________
                                            Notary Public

                                            My Commission Expires:______________

                                    EXHIBIT A

                              PROPERTY DESCRIPTION

                                    EXHIBIT B

                             ADDITIONAL REAL ESTATE

                                    EXHIBIT C

                                  PARKING TRACT

                                    EXHIBIT D

                              PERMITTED EXCEPTIONS

                                    EXHIBIT E

                                  DECLARATIONS

                                       65